UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PATRICK INDUSTRIES, INC.

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PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 15, 2019
TO OUR SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Patrick Industries, Inc., an Indiana corporation, will be held at The Studio-Patrick Design Center, 420 Roske Drive, Elkhart, Indiana, on Wednesday, May 15, 2019 at 10:00 A.M., Eastern Time, for the following purposes:

1.	To elect nine directors to the Board of Directors to serve until the 2020 Annual Meeting of Shareholders;

2.	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for fiscal year 2019;

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers for fiscal year 2018 as disclosed in the Proxy Statement (a “Say-on-Pay” vote);

4.
To recommend, in an advisory and non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years (a “Say-on-Frequency” vote); and

5.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 22, 2019 as the record date for the determination of the holders of shares of our outstanding common stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.
Your vote is important. Whether or not you expect to attend the meeting, please vote your shares using the Internet, by telephone, or by mail by signing, dating, and returning the enclosed proxy in the enclosed envelope. Your shares will then be represented at the meeting, if you are unable to attend. You may, of course, revoke your proxy and vote in person at the meeting, if you desire. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian. Please note that brokers may not vote your shares on the election of directors, on compensation matters or on other proposals to be considered by shareholders at the Annual Meeting (except on the ratification of the independent auditors) in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.
April 19, 2019

By Order of the Board of Directors,
/s/ Joshua A. Boone
Joshua A. Boone Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On May 15, 2019.
Our Proxy Statement and Annual Report to Shareholders for fiscal 2018 are available on Patrick Industries, Inc.'s website at www.patrickind.com under "Investor Relations". You may also request hard copies of these documents free of charge by writing to us at the address above, Attention: Office of the Secretary.

PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511
____________

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held May 15, 2019
______________

This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders of Patrick Industries, Inc. (the “Company” or “Patrick”) on or about April 19, 2019, and are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the Annual Meeting of Shareholders to be held on May 15, 2019 (the “Annual Meeting”) for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of proxy which accompanies this Proxy Statement is executed and returned, or is voted by Internet or by telephone, it may be revoked by the person giving it at any time prior to the voting thereof by (i) written notice to the Secretary of the Company, (ii) requesting to vote in person at the Annual Meeting, or (iii) submitting a later-dated proxy by mail, Internet, or telephone. To revoke a proxy by telephone or the Internet, you must do so by 11:59 p.m. Eastern Time, on May 14, 2019.
If the form of proxy is signed, dated and returned without specifying choices on one or more matters presented to the shareholders, the shares will be voted on the matter or matters listed on the proxy card as recommended by the Company’s Board.
Additional solicitations, in person or by telephone or otherwise, may be made by certain directors, officers and employees of the Company regarding the proposals without additional compensation. Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.
Patrick’s Annual Report to Shareholders, which contains Patrick’s Annual Report on Form 10-K for the year ended December 31, 2018, accompanies this Proxy Statement. Requests for additional copies of the Annual Report on Form 10-K should be submitted to the Office of the Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Annual Meeting materials may also be viewed online through our website, www.patrickind.com.

PROXY SUMMARY

This summary highlights certain information contained in our 2019 Proxy Statement. Although it does not contain all of the information in this Proxy Statement, it provides an overview of the information discussed herein. You should carefully review the entire Proxy Statement before voting.

Voting Matters

Proposal 1: Election of Directors

As of the date of this Proxy Statement, our Board of Directors (the "Board") is comprised of 11 members. Two of those members, Paul E. Hassler and Walter E. Wells, have been directors of the Company since 2005 and 2001, respectively. Mr. Hassler and Mr. Wells have chosen to retire from the Board effective May 15, 2019.

On March 21, 2019, the Board appointed Pamela R. Klyn, Derrick B. Mayes and Denis G. Suggs as additional independent directors. Ms. Klyn and Messrs. Mayes and Suggs represent three of the total nine nominees for election to the Board at the May 15, 2019 Annual Meeting. In addition, the other six nominees for election include Todd M. Cleveland, Joseph M. Cerulli, John A. Forbes, Michael A. Kitson, Andy L. Nemeth and M. Scott Welch.

Proposal 2: Ratification of Appointment of Independent Registered Accounting Firm for Fiscal Year 2019

Proposal 3: Advisory Vote to Approve the Compensation of our Named Executive Officers

Proposal 4: Advisory Vote to Approve the Frequency of Shareholder Votes on Executive Compensation

The Board recommends you vote "FOR" each of the nine nominees listed under Proposal 1, "FOR" Proposals 2 and 3, and "ONE YEAR" for Proposal 4.

Corporate Governance Developments

The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders. As previously disclosed in the Company's 2018 Proxy Statement, during fiscal 2018, the Board adopted two new policies, namely a (1) Board Diversity Policy, and a (2) Social and Environmental Responsibility Policy.

In 2019, the Board provided additional disclosures regarding the Company's environmental, social and governance ("ESG") practices. In alignment with the Company's Code of Ethics and Business Conduct and Corporate Governance Guidelines, the Board aims to ensure that matters of environmental, health and safety, social and governance responsibility are considered and supported in the Company's operations and administrative matters and are consistent with Patrick shareholders’ best interests.

The Board Diversity and Social and Environmental Responsibility Policies and the ESG disclosures are discussed in greater detail on pages 15 to 17 of this Proxy Statement and are also available on the Company's website, www.patrickind.com, under "Investor Relations - Corporate Governance."

BUSINESS FINANCIAL HIGHLIGHTS

Fiscal Year 2018 Company Financial Performance Summary
The 2018 performance plan year reflected continued year-over-year growth in both revenue and net income. The performance year experienced overall positive economic trends and growth of our core business markets of Recreational Vehicle, Marine, Manufactured Housing, and Industrial. Our continued focus on the execution of our strategic initiatives and capital allocation strategy was the key driver of our achievements (despite a 4% decline in Recreational Vehicle industry wholesale unit shipments in 2018). The Company continued to execute on a Company-wide market and performance-based rewards platform designed to reward for differentiated performance that supported operating excellence and growth both organically and through acquisitions in 2018.

Through the execution of our 2018 Organizational Strategic Agenda and the efforts of our more than 8,000 team members, the Company achieved sales, net income, and net income per diluted share in 2018 that was in-line with our targeted operating results (net of acquisitions). In addition, the Company's cumulative total shareholder return ("TSR") over the six-year period from December 31, 2012 to December 31, 2018 was 328% compared to 76% for the S&P 500 Index over the same time period.

The charts below illustrate the Company's growth in net sales, net income, and net income per diluted share since 2013 as well as the returns to shareholders over this period. We believe these achievements are the result of balancing our autonomous business unit structure with the overarching strategies and initiatives of the Company while focusing on our culture of Customer 1st.

The Company’s performance is ultimately focused on meeting the needs of our large breadth of customers and generating returns for our shareholders. Our compensation plan continues to be structured with a focus on outperforming expectations and rewarding the NEOs accordingly. While we focus on the annual objectives and outcomes, the Company also continues to emphasize our long-range strategic plan and the execution of that plan.
As illustrated in the charts below, over the five-year period from January 1, 2014 to December 31, 2018, Patrick has outperformed its 2018 benchmark peer group (see page 26) used in establishing NEO compensation with a compound annual growth rate ("CAGR") TSR and a cumulative TSR in excess of that of its peer group.

VOTING INFORMATION
Each shareholder is entitled to one vote for each share of our common stock held as of the record date. For purposes of the meeting, a quorum means a majority of the outstanding shares. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining a quorum. As of the close of business on March 22, 2019, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 23,845,848 shares of common stock entitled to one vote each. In determining whether a quorum exists at the meeting, all shares represented in person or by proxy will be counted. Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting.
With respect to Proposal 1 (Election of Directors), a shareholder may (i) vote for the election of each named director nominee, or (ii) withhold authority to vote for each named director nominee. With respect to Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and Proposal 3 (Advisory Vote on Executive Compensation), a shareholder may vote for, against or abstain. With respect to Proposal 4, a shareholder may vote for a frequency of one, two or three years or abstain by so indicating in the appropriate space on the proxy. Please note that brokers may not vote your shares on Proposals 1, 3 and 4 in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.
If a shareholder’s shares are held by a broker or other financial institution (the “broker”) on the shareholder’s behalf (that is, in “street name”) and the shareholder does not instruct the broker as to how to vote the shareholder’s shares, the broker may vote the shares in its discretion on matters designated as routine. However, a broker cannot vote shares held in street name on matters designated as non-routine unless the broker receives voting instructions from the beneficial owner. If a shareholder’s shares are held in street name and the shareholder does not provide voting instructions to the broker, the broker will have discretion to vote those shares only on Proposal 2 because this proposal is considered a routine matter. “Broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal. Broker non-votes and abstentions will be included in the determination of the number of shares of common stock present at our Annual Meeting for quorum purposes, but will not be counted as votes cast on any matter presented at our Annual Meeting that is a non-routine matter.
Under Proposal 1, the directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote. Therefore, broker non-votes and abstentions will have no effect on Proposal 1, except to the extent that they will count as votes not cast. Proposals 2 and 3 in this Proxy Statement require the affirmative vote of a majority of the votes cast, assuming a quorum is present. Broker non-votes and abstentions will have no effect on these proposals.
With respect to Proposal 4, the option of “1 Year”, “2 Years”, and “3 Years” that receives the highest number of votes cast will be the frequency of the advisory vote recommended by shareholders on executive compensation. Broker non-votes and abstentions will have no effect on Proposal 4. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of shareholders and will consider the outcome of the vote on Proposal 4 when determining the frequency of when it will submit to shareholders a vote on executive compensation. However, because this vote is advisory and non-binding on the Board in any way, the Board may decide that it is in the best interest of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency recommended by shareholders.
If you hold your shares through a broker, for your vote to be counted, you will need to communicate your voting decisions to your broker before the date of the Annual Meeting. A street name shareholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker or other nominee and present that proxy and proof of identification at the Annual Meeting to hand in with his or her ballot.
The Board knows of no other matter which may come up for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

PROPOSALS OF SHAREHOLDERS
Proposals Included in the Proxy Statement
Shareholder proposals for inclusion in proxy materials for the next Annual Meeting should be addressed to the Office of the Secretary, 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638, and must be received no later than December 21, 2019.
Proposals Not Included in the Proxy Statement
Our Articles of Incorporation require notice of any other business to be brought by a shareholder before the 2020 annual meeting of shareholders (but not included in the proxy statement) to be delivered, in writing, to the Company’s Secretary, together with certain prescribed information, on or after March 26, 2020 and no later than April 25, 2020. Likewise, the Articles of Incorporation and Bylaws require that shareholder nominations to the Board for the election of directors to occur at the 2020 annual meeting of shareholders be delivered to the Secretary, together with certain prescribed information, in accordance with the procedures for bringing business before an annual meeting at which directors are to be elected.

PROPOSAL 1

 ELECTION OF DIRECTORS

There are nine nominees for election to the Board, all of which are current members of our Board. The individuals elected as directors at the 2019 Annual Meeting will be elected to hold office until the 2020 Annual Meeting or until their successors are duly elected and qualified.
It is intended that the proxies will be voted for the nominees listed below, unless otherwise indicated on the proxy form. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies. The Board does not anticipate that any nominee will be unable or unwilling to serve.
The information provided below has been furnished by the director nominees, and sets forth (as of March 31, 2019) the names, ages, principal occupations, recent professional experience, certain specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board, and other directorships at other public companies for at least the past five years, if any. Each of the following nominees was elected to his or her present term of office at the Annual Meeting of Shareholders held on May 16, 2018, with the exception of Pamela R. Klyn, Derrick B. Mayes and Denis G. Suggs, who were appointed to the Board on March 21, 2019. Paul E. Hassler and Walter E. Wells, who were elected as directors at the May 16, 2018 Annual Meeting of Shareholders, will retire from the Board effective May 15, 2019.
Todd M. Cleveland, age 51, has been our Chairman of the Board since May 2018 and our Chief Executive Officer since February 2009. Mr. Cleveland was President of the Company from May 2008 to December 2015, and Chief Operating Officer of the Company from May 2008 to March 2013. Prior to that, he served as Executive Vice President of Operations and Sales and Chief Operating Officer of the Company from August 2007 to May 2008. Mr. Cleveland also spent 17 years with Adorn Holdings, Inc. (“Adorn”) serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; and Vice President of Operations and Chief Operating Officer from 1994 to 1998. Mr. Cleveland has served as a director of IES Holdings, Inc. since February 2017. Mr. Cleveland has over 28 years of recreational vehicle, manufactured housing and industrial experience in various operating capacities. He also has extensive knowledge of our Company and the industries to which we sell our products, and experience with management development and leadership, acquisitions, strategic planning, manufacturing, and sales of our products. He has served as a director of the Company since 2008.
Joseph M. Cerulli, age 59, has been employed by Tontine Associates, LLC, an affiliate of Tontine Capital Partners, LP, and Tontine Capital Management, LLC (collectively, with their affiliates, “Tontine”), since January 2007. Mr. Cerulli has particular knowledge of our Company and the industries in which we operate based on Tontine’s long-standing investment in the Company and possesses extensive knowledge with respect to financial and investment matters. Mr. Cerulli currently serves as a member of the Company’s Corporate Governance and Nominations Committee. He has served as a director of the Company since 2008.
John A. Forbes, age 59, has been a partner with Outcomes LLC and Full Sails LLC, two firms engaged in new product development and strategic business consulting, since June 2017. Previously, Mr. Forbes was the President of Utilimaster, a business unit of Spartan Motors USA, Inc., from July 2010 to June 2017. Prior to that, he was the Chief Financial Officer of Utilimaster from May 2009 to July 2010, the Chief Financial Officer of Nautic Global Group LLC from 2007 to 2009, and the Chief Financial Officer of Adorn LLC from 2003 to 2007. Mr. Forbes has served as a director of Chase Packing Corporation since March 2019. Mr. Forbes has over 32 years of experience in serving various manufacturing industries having held senior financial leadership roles. Mr. Forbes also has extensive experience with operations management, acquisitions, strategic planning, risk management, and banking relations. He has been determined to be an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (the "SEC") by our Board. Mr. Forbes currently serves as the Chairman of the Company’s Corporate Governance and Nominations Committee, and as a member of the Company’s Audit Committee and Compensation Committee. He has served as a director of the Company since 2011.
Michael A. Kitson, age 60, has been the Chief Financial Officer of oVertone Haircare, Inc., a manufacturer of haircare products, since July 2018. Previously, Mr. Kitson was a principal with AVL Growth Partners, a firm that provides chief financial officer and other financial advisory services, from March 2017 to July 2018. Prior to that, Mr. Kitson was the Chief Financial Officer of MikaTek, Ltd. from January 2016 until July 2016, the Chief Executive Officer of SharpShooter Imaging from March 2015 to January 2016, the Chief Executive Officer of Nautic Global Group from March 2011 to October 2013 and the Chief Financial Officer of Nautic from August 2010 to March 2011. Mr. Kitson has over 32 years of experience in serving various manufacturing industries having also held senior financial leadership roles with Lilly Industries, Inc. Mr. Kitson also has extensive experience with corporate and operations management, strategic planning, and risk management. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Kitson currently serves as the Chairman of the Company’s Audit Committee, and as a member of the Company’s Corporate Governance and Nominations Committee and Compensation Committee. He has served as a director of the Company since 2013.

Pamela R. Klyn, age 48, has been the Senior Vice President in the Global Product Organization at Whirlpool Corporation, the world's leading major home appliance company, since 2016 and has held various leadership positions in marketing and engineering within Whirlpool since 1993. Ms. Klyn has over 26 years of experience in the home appliance industry, and has extensive experience in marketing, engineering, strategic planning, and new product development. She has served as a director of the Company since her appointment to the Board on March 21, 2019.
Derrick B. Mayes, age 45, has been the Vice President of WME/IMG (now known as Endeavor/Learfield/IMG College), a strategic advisory firm to the sports and entertainment industry, since 2015. Prior to that, Mr. Mayes was the Chief Executive Officer of ExecutiveAction Sports & Entertainment, serving as a strategic adviser to high profile individuals, groups and organizations in the sports and entertainment industry, from 2007 to 2015. Mr. Mayes has over 18 years of experience in strategic planning, with extensive experience in the digital communications space, and has been a leadership and diversity speaker to numerous public companies and private organizations, particularly in the sports and entertainment markets. He has served as director of the Company since his appointment to the Board on March 21, 2019.
Andy L. Nemeth, age 50, has been the Company’s President since January 2016. Prior to that, Mr. Nemeth was the Executive Vice President of Finance and Chief Financial Officer from May 2004 to December 2015 and Secretary-Treasurer from 2002 to 2015. He was also the Vice President of Finance and Chief Financial Officer from 2003 to 2004. Mr. Nemeth was a Division Controller from 1996 to 2002 and prior to that, he spent five years in public accounting. Mr. Nemeth has over 27 years of recreational vehicle, manufactured housing, and industrial experience in various financial and management capacities. Mr. Nemeth also has particular knowledge of our Company and the industries to which we sell our products, and has extensive experience with corporate management, development and leadership, acquisitions, strategic planning, risk management, and banking and finance relations. He has served as a director of the Company since 2006.
Denis G. Suggs, age 53, has been the President and Chief Executive Officer of Strategic Materials, a Houston, Texas-based environmental services company and leading supplier of recycled glass in North America, since March 2014. Prior to that, Mr. Suggs was the Global Executive Vice President of Belden, Inc. from 2009 to 2013 and the President of the Americas Division / Vice President of Belden, Inc. from 2007 to 2009. Mr. Suggs has over 20 years of experience in leading complex global businesses having also held senior financial leadership roles with Danaher Corporation and Public Storage Corporation. Mr. Suggs also has extensive experience with corporate and operations management, strategic planning, mergers and acquisitions, and risk management. Mr. Suggs has served as a director of the Education Corporation of America since 2015, and of Strategic Materials and the Glass Packaging Institute since 2014. He has served as a director of the Company since his appointment to the Board on March 21, 2019.

M. Scott Welch, age 59, has been the President and Chief Executive Officer of Welch Packaging Group, a large independently owned corrugated packaging company, since 1985. Prior to establishing Welch Packaging, he worked at Northern Box, Performance Packaging, and Elkhart Container. Mr. Welch has served as a director of Lakeland Financial Corporation (“Lakeland”) from 1998 to present, and has been the lead independent director and a member of Lakeland’s compensation committee since 2012. He has also served as a trustee of DePauw University since 2005. Mr. Welch has over 37 years of experience in the packaging industry, and has extensive experience in sales, marketing and strategy. Mr. Welch currently serves as a member of the Company’s Compensation Committee, Corporate Governance and Nominations Committee and Audit Committee. He has served as a director of the Company since 2015 and as the lead independent director since 2018.

The Board of Directors unanimously recommends a vote FOR the nominated directors.

2018 NON-EMPLOYEE DIRECTOR COMPENSATION
While the structure of the 2018 Non-Employee Director Compensation Plan was unchanged from the 2017 plan, the Corporate Governance and Nominations Committee revised the amounts of the compensation components in May 2018. The plan structure and compensation composition, as approved by the Board, are detailed below:

1.	The non-employee directors' annual retainer was $60,000 as of January 1, 2018 with an increase to $65,000 effective July 1, 2018.

2.
The chairpersons of the Compensation Committee and the Corporate Governance and Nominations Committee continue to receive an additional $4,000 annual retainer. The annual retainer for the chairperson of the Audit Committee was $6,000 as of January 1, 2018 with an increase to $8,000 effective July 1, 2018.

3.	The lead independent director receives an additional annual retainer of $4,000 effective July 1, 2018.

4.
Non-employee directors receive an annual restricted stock grant in May of each year, which vests upon such director’s continued service as a Board member for one year or earlier upon certain events. The targeted value of the May 2018 grant was $100,000, compared to an annual restricted stock grant with a targeted value of $90,000 received in the May 2017 grant.

Employee directors receive no compensation as such. In addition to total direct compensation, the Company reimburses the non-employee directors’ expenses, including travel, accommodations and meals, for attending Board and Board Committee meetings, our Annual Shareholders Meeting, and any other activities related to our business.
The following table sets forth a summary of the compensation paid to non-employee directors in the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan (2)	Total
Joseph M. Cerulli	$62,500	$100,033	—	$162,533
John A. Forbes	66,500	100,033	—	166,533
Paul E. Hassler (3)	64,500	100,033	$125,996	290,529
Michael A. Kitson	69,500	100,033	—	169,533
Pamela R. Klyn (4)	—	—	—	—
Derrick B. Mayes (4)	—	—	—	—
Denis G. Suggs (4)	—	—	—	—
M. Scott Welch (5)	64,500	100,033	—	164,533
Walter E. Wells	66,500	100,033	—	166,533

(1)
Amounts shown do not represent compensation actually received. Such amounts reflect the aggregate grant date fair value of 1,670 shares of restricted stock granted to each non-employee director, at a closing stock price of $59.90 on May 16, 2018.

(2)	Represents payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan based on prior employment with the Company.

(3)
Includes a pro-rated portion of the additional annual retainer of $4,000 Mr. Hassler received as Chairman of the Board for the period of January 1, 2018 to May 15, 2018. Mr. Cleveland was elected Chairman of the Board effective May 16, 2018.

(4)
Since Ms. Klyn and Messrs. Mayes and Suggs were appointed to the Board on March 21, 2019, they were not granted shares of restricted stock nor did they receive the annual retainer fee in 2018. Ms. Klyn and Messrs. Mayes and Suggs began receiving compensation for their service on the Board effective March 21, 2019, upon which each of them were awarded a pro-rated portion of the $100,000 May 2018 restricted stock award consisting of 347 shares of the Company's common stock based on a closing stock price of $43.41 on March 21, 2019. The shares will fully vest on the first anniversary of the grant date or March 21, 2020.

(5)	Mr. Welch was elected to serve as the Lead Independent Director of the Board effective May 16, 2018.
PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Crowe LLP has been the Company’s independent registered public accounting firm since June 2009. The Board and the Audit Committee recommend that shareholders ratify the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year 2019. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Crowe LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to any shareholder questions that may arise.
Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Crowe LLP. The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and the vote of a majority of the votes cast are voted in favor of the proposal.

The Board of Directors unanimously recommends a vote FOR approval of the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

INDEPENDENT PUBLIC ACCOUNTANTS

As noted above in Proposal 2, the Audit Committee has appointed Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
Audit Fees
The following table presents fees for professional audit and tax services rendered by Crowe LLP for the years ended December 31, 2018 and 2017:

	2018	2017
Audit Fees (1)	$980,000	$948,600
Audit-Related Fees (2)	21,000	62,700
Tax Fees (3)	67,100	—
Total Fees	$1,068,100	$1,011,300

(1)
Audit fees consist of fees for professional services rendered for the annual audit of the Company’s financial statements, including in 2018 and 2017, the audit of the Company’s internal control over financial reporting, the reviews of the interim financial statements included in the Company’s quarterly reports, and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, such as the reviews of various SEC filings. In addition, the 2017 audit fees include services rendered related to the Company's public offering of its common stock in March 2017. Both the 2017 and 2018 audit fees also include services rendered in each of those years related to the Company's private placement of convertible senior notes in January 2018.

(2)	Audit-related fees in 2018 and 2017 include fees related to the audit of the Company’s employee benefit plan, and in 2017, fees related to due diligence services.

(3)	Tax fees in 2018 consist of tax compliance services performed by Crowe LLP related to an acquisition by the Company.

The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent auditors during our most recent fiscal year are compatible with maintaining the independence of such auditors.
The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to each particular engagement. The Audit Committee has delegated authority to its Chairman to approve certain proposed services other than the annual audit, tax and quarterly review services, and the Chairman must report any approvals to the balance of the Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board, include providing oversight of our financial reporting process through periodic meetings with our independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on senior management, including senior financial management, and the independent auditors.
The Audit Committee has met and held discussions with management and Crowe LLP with respect to the 2018 audited financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements, included in its 2018 Annual Report to Shareholders, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee reviewed and discussed with Crowe LLP the consolidated financial statements, and Crowe LLP’s evaluation of the Company’s internal controls over financial reporting. The Audit

Committee also discussed with Crowe LLP the matters required to be discussed by Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (PCAOB).
We have received from Crowe LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between us and Crowe LLP that in their professional judgment may reasonably be thought to bear on independence. Crowe LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent from us within the meaning of the federal securities laws. The Audit Committee concluded that non-audit services provided by Crowe LLP during the year ended December 31, 2018, which consisted of tax compliance and other accounting and audit-related services, were compatible with Crowe LLP’s independence.
Based on the review and discussions described above, with respect to our audited financial statements included in our 2018 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in our Annual Report on Form 10-K for filing with the SEC.
As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and our independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of our independent auditors with respect to such financial statements. This report was adopted by the Audit Committee on February 28, 2019.
The Audit Committee:
Michael A. Kitson (Chairman)
John A. Forbes
M. Scott Welch
Walter E. Wells

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3

            ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act requires that the Company seek a non-binding advisory vote from its shareholders to approve the compensation of its named executive officers as disclosed under “Executive Compensation” on pages 22 to 45 in this Proxy Statement in accordance with SEC rules.
Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives by providing a competitive compensation opportunity based on performance. Our intent is to provide fair and equitable compensation in a way that rewards executives for achieving specified financial and non-financial performance goals. Our performance-related awards are structured to link a substantial portion of our executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution, as well as overall business results, and to align executive and shareholder interest. Accordingly, we reward performance in excess of pre-established profitability targets and we avoid establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations.

We are requesting shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement, including the disclosures under “Executive Compensation - Compensation Discussion and Analysis for Executive Officers,” the compensation tables, and the related information and discussion.
The vote is advisory and therefore not binding on the Company or the Compensation Committee or the Board. However, we value the opinions of our shareholders, and we will carefully consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

For the reasons stated, the Board of Directors recommends a vote FOR the following non-binding resolution:
    “RESOLVED, that the compensation paid to the Company’s named executive officers for fiscal year 2018, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related information and discussion, is hereby APPROVED.”

The affirmative vote of a majority of the votes cast is required for advisory approval of the foregoing non-binding resolution. See “Voting Information” on pages 4 and 5.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION
As required by the Dodd-Frank Act, at least once every six years the Company is required to request its shareholders to recommend, in a non-binding advisory resolution, whether the advisory shareholder vote on executive compensation should occur every one, two or three years.
In formulating its recommendation, our Board believes that a frequency of every year for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “Say-on-Pay” vote. One of the core principles of our executive compensation program is to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. We encourage our officers to focus on long-term performance, and recommend an annual vote which would allow our executive compensation programs to be evaluated by shareholders over a similar time-frame and in relation to our long-term performance.

Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting of Shareholders:

“RESOLVED, that the highest number of votes cast by the shareholders of Patrick Industries, Inc. for the option set forth below shall be the preferred frequency selected by shareholders with which the Company is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement: yearly or every two years or every three years.”
The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the preferred frequency for the advisory vote on executive compensation that has been selected by shareholders. However, as this is an advisory vote, the result will not be binding on our Board or the Company. Our Compensation Committee will consider the outcome of the vote when determining how often the Company should submit to shareholders an advisory vote to approve the compensation of its named executive officers included in the Company’s Proxy Statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “EVERY ONE YEAR”.

Recommendation of the Board:

The Board of Directors recommends that shareholders vote for the option of “Every One Year” as the frequency with which shareholders are provided an advisory vote on the compensation of the Company’s named executive officers included in the Proxy Statement.

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and non-binding, the Board may decide that it is in the best interest of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 22, 2019 (the record date), information concerning shareholders known to us as having beneficial ownership of more than five percent of our outstanding common stock and information with respect to the stock ownership of all of our directors, named executive officers, and all of our directors and executive officers as a group. The address of each director and named executive officer listed below is 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana, 46515-0638, except as otherwise provided.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned		Percent of Class
Five Percent Shareholders:
Blackrock, Inc. 55 East 52nd St. New York, NY 10055	3,293,437	(1)	13.8%
RBC Global Asset Management (U.S.) Inc. 50 South Sixth Street Suite 2350 Minneapolis, MN 55402	1,472,678	(2)	6.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,387,999	(3)	5.8%

Directors:
M. Scott Welch (4)	91,153		*
Walter E. Wells (5)	60,030		*
Paul E. Hassler (6)	49,856		*
Joseph M. Cerulli	39,270		*
John A. Forbes	29,521		*
Michael A. Kitson	18,611		*
Pamela R. Klyn (7)	347		*
Derrick B. Mayes (7)	347		*
Denis G. Suggs (7)	347		*

Named Executive Officers:
Todd M. Cleveland (8)	936,661		3.9%
Andy L. Nemeth (9)	255,537		1.1%
Jeffrey M. Rodino (10)	160,486		*
Kip B. Ellis (11)	69,629		*
Joshua A. Boone (12)	46,756		*

All Directors and Executive Officers as a group (15 persons) (13)	1,821,160		7.6%
 * Less than 1%.

(1)	Information based on the Schedule 13G filed by Blackrock, Inc. on January 31, 2019.

(2)	Information based on the Schedule 13G filed by RBC Global Asset Management (U.S.) Inc. on January 30, 2019.

(3)	Information based on the Schedule 13G filed by The Vanguard Group on February 11, 2019.

(4)	Includes 8,121 shares held in entities controlled by Mr. Welch's adult children and in which Mr. Welch has an equity interest.

(5)
Mr. Wells will retire from the Company's board effective May 15, 2019. He currently serves as the Chairman of the Compensation Committee and is a member of the Audit Committee and the Corporate Governance and Nominations Committee. He has served as a Director of the Company since 2001.

(6)	Mr. Hassler will retire from the Company's board effective May 15, 2019. He served as the Chairman of the Board from May 2008 to May 2018. He has also served as a Director of the Company since 2005.

(7)
Ms. Klyn and Messrs. Mayes and Suggs were each awarded 347 shares of the Company's common stock upon their appointment to the Board effective March 21, 2019. Ms. Klyn and Messrs. Mayes and Suggs did not beneficially own shares of the Company's common stock prior to their respective appointments to the Board. A Form 3, dated March 28, 2019, for each of Ms. Klyn and Messrs. Mayes and Suggs was filed with the SEC which included the March 21, 2019 stock award.

(8)
Mr. Cleveland has served as the Chairman of the Board since May 2018 and as a Director of the Company since 2008. In addition, his common stock holdings include 179,423 stock options and 25,685 net stock appreciation rights which are exercisable within 60 days of the record date and 22,500 shares owned indirectly for the benefit of Mr. Cleveland's children.

(9)	Includes 66,555 stock options and no net stock appreciation rights which are exercisable within 60 days of the record date.

(10)	Includes 29,824 stock options and no net stock appreciation right which are exercisable within 60 days of the record date.

(11)	Includes 12,111 stock options and no net stock appreciation rights which are exercisable within 60 days of the record date.

(12)	Includes 7,958 stock options and no net stock appreciation rights which are exercisable within 60 days of the record date.

(13)	Includes a total of 305,499 stock options and 25,685 net stock appreciation rights which are exercisable within 60 days of the record date.
CORPORATE GOVERNANCE AND RELATED MATTERS
The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders. As previously disclosed in the Company's 2018 Proxy Statement, during fiscal 2018, the Board adopted two new policies as noted below:
•Board Diversity Policy. As previously disclosed in our 2018 Proxy Statement, the Corporate Governance and Nominations Committee adopted a formal policy in 2018 specifying the application of diversity of background, ethnicity and personal experience in identifying or evaluating director candidates. As part of its annual self-evaluation under our Corporate Governance Guidelines, the Board considers whether the level of diversity of its members is appropriate, and the Corporate Governance and Nominations Committee will take the outcome into account when identifying and evaluating director candidates. See "Director Qualifications and Board Diversity Policy" below for a more detailed description of the diversity policy.

•Environmental, Health and Safety / Social Responsibility and Corporate Governance Disclosures. In alignment with the Company's Code of Ethics and Business Conduct and Corporate Governance Guidelines, the Board aims to ensure that matters of environmental, health and safety, social and governance responsibility are considered and supported in the Company's operations and administrative matters and are consistent with Patrick shareholders’ best interests.

•As previously disclosed in our 2018 Proxy Statement, the Board adopted a formal policy in 2018 for managing its commitment to social and environmental matters. This policy is available on the Company's website at www.patrickind.com under "Investor Relations - Corporate Governance" under the heading "Social and Environmental Responsibility Policy."

•In 2019, the Board provided additional disclosures regarding the Company's environmental, social and governance ("ESG") practices as noted below. The ESG disclosures are also available on the Company's website at www.patrickind.com under "Investor Relations - Corporate Governance" under the heading "Environmental, Social and Governance Disclosures."

Environmental, Health and Safety / Social Responsibility
We are conscious of our environmental impact and the health and safety (“EHS”) of all of our team members, contractors, and communities in which we operate. We will actively seek environmentally sound practices and safe behaviors to protect the environment insofar as it is affected by our facilities, products and services. In particular, we will:

•	Meet or exceed applicable environmental, health, safety and legal requirements;

•	Continuously improve our processes to reduce pollution and eliminate workplace injuries;

•	Require individual accountability and provide regular training and development of all team members;

•	Demonstrate leadership towards a goal of zero injuries;

•	Identify, consider and minimize potential EHS impacts of new and modified products and production processes, acquisitions, and capital project review and approval activities;

•	Promote health and wellness of our employees; and

•	Contribute positively to the communities in which we operate.

Our Board, Executive Management Team, Business Unit Directors, EHS committee members, and Human Resources Teams have the shared responsibility to develop, implement, and manage safety and health programs in the interest of a safe work environment that also promotes a work/life balance.

In conjunction with Board oversight related to climate related risks and opportunities, we will comply with all applicable environmental and local, state, and federal safety and health regulations, and conduct our operations in a manner that safeguards the environment, minimizes waste, emissions, and energy consumption. We look forward to developing new technologies to recycle more material, manage energy consumption, and engineer products for each of the markets we serve.

We continually aim to upgrade our assurance processes to detect, communicate and correct defects to monitor the delivery of products and services so that they meet or exceed contractual quality and legal and regulatory requirements. All required certifications and inspections are to be completed accurately by authorized and qualified individuals.

We require everyone in the Patrick organization to assume the responsibility of individual and organizational safety. It is each team member’s responsibility that all work tasks be conducted in a safe and efficient manner. An extensive array of metrics has been established and communicated to team members to ensure an understanding of our current level of performance and to continually identify opportunities for improvement.

Corporate Governance
The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders. Commensurate with the size and nature of each of Patrick’s businesses, the Company will have management systems, tools and processes in place that (1) ensure compliance with applicable laws, regulations and the requirements set forth in its Code of Ethics and Business Conduct (the “Code”); (2) promote an awareness and commitment to ethical business practices, including, without limitation, the expectations set forth in the Code; (3) facilitate the timely discovery, investigation, disclosure and implementation of corrective actions for violations of law, regulations or the expectations set forth in the Code; and (4) provide training to all employees on compliance requirements, as necessary and as required by law.

The Board expects to continue to review its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics and Business Conduct, Diversity Policy, Social and Environmental Responsibility Policy, and various Committee Charters, all of which were updated in accordance with the listing standards of the NASDAQ Stock Market and the SEC rules, at least every two years or as it deems appropriate. Our environmental, social and governance policies and related documents are available on Patrick's website at www.patrickind.com under "Investor Relations - Corporate Governance".

Board Membership and Leadership
As of the date of this Proxy Statement, our Board has 11 members. However, the size of our Board will be reduced to nine members as Mr. Hassler and Mr. Wells are retiring from the Board effective on May 15, 2019. Mr. Cleveland serves as Chairman of the Board. Except for Mr. Cleveland, our Chief Executive Officer, and Mr. Nemeth, our President, no director is an employee.
Election of Directors and Length of Board Term
Directors are currently elected for a one-year term at the Annual Meeting of Shareholders.
Board Meetings and Attendance
The Board and Board Committees hold regular meetings on a set schedule and may hold special meetings and act by written consent from time to time as necessary or appropriate. The Board had five regular meetings in 2018. Additionally, the Board had nine special meetings in 2018 which included periodic update calls with the Chief Executive Officer, President, and Chief Financial Officer. With the exception of Ms. Klyn and Messrs. Mayes and Suggs, each of whom was appointed to the Board in March 2019, each director attended at least 75% of the meetings of the Board and the Board Committees on which he/she served in 2018 and all directors, with the exception of Mr. Cerulli and Mr. Wells, attended the most recent Annual Meeting of Shareholders which was held on May 16, 2018. We expect all Board members to attend the 2019 Annual Meeting, but from time to time, other commitments may prevent all directors from attending each meeting.
Employees and Directors Guidelines for Business Conduct
We have guidelines for business conduct which all management employees and Directors are required to follow in conducting the Company's business, and a code of ethics that applies to all of our employees, officers and directors.
Access to Corporate Governance Documents
The charters of our Audit, Compensation, and Corporate Governance and Nominations Committees, our Corporate Governance Guidelines, and our Code of Ethics and Business Conduct are all available on our website at www.patrickind.com, or by writing to:

Patrick Industries, Inc.
Attn: Joshua A. Boone, Secretary
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
Shareholder Communications
Shareholders may send communications to members of the Board by sending a communication to the Board and/or a particular member c/o Joshua A. Boone-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Communications intended for independent directors should be directed to the Chairman of the Corporate Governance and Nominations Committee.

Executive Sessions of Independent Directors
The Board and Board committees regularly meet in executive session without the presence of any employee directors or representatives. The executive sessions of the Board were presided over by Mr. Hassler from January 1, 2018 through May 15, 2018, and by Mr. Welch upon his appointment by the Board as the lead independent director effective May 16, 2018. Any independent director can request additional executive sessions. The independent directors met in executive sessions five times in 2018.
Eight of the 11 members of the Board (as of the date of this Proxy) have been designated by the Board as independent directors. In general, the Board determines whether a director is independent by following the guidelines of the NASDAQ Stock Market and the SEC rules and regulations. The Board has determined that the independent directors in 2018 were Joseph M. Cerulli, John A. Forbes, Michael A. Kitson, M. Scott Welch and Walter E. Wells. As of March 21, 2019, the independent directors were Messrs. Cerulli, Forbes, Kitson, Mayes, Suggs, Welch and Wells, and Ms. Klyn.

Board Risk Oversight
The Board has delegated its risk oversight responsibilities to the Audit Committee, as described below under the heading “Audit Committee.” In accordance with the Audit Committee’s Charter, each of our senior financial and accounting officers reports directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions with the senior financial and accounting officers and with representatives of our independent registered public accounting firm. The Audit Committee Chairman reports to the full Board regarding material risks as deemed appropriate.

Director Qualifications and Board Diversity Policy
The Board seeks a diverse group of candidates who possess the background, skills and expertise and the highest level of personal and professional ethics, integrity, judgment and values to represent the long-term interests of our Company and its shareholders. To be considered for membership on the Board, a candidate should possess some or all of the following major attributes:

•	Breadth of knowledge about issues affecting the Company and the industries/markets in which it operates;

•	Significant experience in leadership positions or at senior policy-making levels and an established reputation in the business community;

•	Expertise in key areas of corporate management and in strategic planning;

•	Financial literacy and financial and accounting expertise; and

•	Independence and a willingness to devote sufficient time to carry out his or her duties and responsibilities effectively and assume broad fiduciary responsibility.
The Board Diversity Policy, which the Board adopted in 2018 and as noted below, is available on the Company's website at www.patrickind.com under "Investor Relations - Corporate Governance".
The Board believes that a board made up of highly qualified directors with diverse backgrounds, skills, and experiences and who reflect the changing population demographics of the markets in which the Company operates, the talent available with the required expertise, and the Company’s evolving customer and employee base, promotes better corporate governance. To support this, the Corporate Governance and Nominations Committee will, when identifying candidates to recommend for appointment/election to the Board:

(a)	consider only candidates who are highly qualified based on their experience, functional expertise, and personal skills and qualities;

(b)	consider diversity criteria including gender, age, ethnicity and geographic background; and

(c)
in addition to its own search, engage qualified independent external advisors, if it deems necessary, to conduct a search for candidates that meet the Board’s skills and diversity criteria to help achieve its diversity aspirations.

Board appointments will be based on merit and candidates will be considered against objective criteria, having due regard for the benefits of diversity on the Board. In furtherance of this commitment, the Corporate Governance and Nominations Committee shall require that the list of candidates to be considered by the Corporate Governance and Nominations Committee and/or the Board for nomination to our Board include candidates with diversity of race, ethnicity, and gender.
Consideration of Director Candidates - Corporate Governance and Nominations Committee Processes
The Corporate Governance and Nominations Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chairman of the Corporate Governance and Nominations Committee, c/o of the Secretary of Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at our principal executive office not less than 20 days or more than 50 days prior to the next Annual Meeting of Shareholders. Notice of nomination must include the name, address and number of shares owned by the person submitting the nomination; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any). The nominee’s consent to be elected and serve must be submitted. The Corporate Governance and Nominations Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.
As provided in its Charter, the Corporate Governance and Nominations Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualification of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members, and by shareholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company, and who represent the best interests of shareholders as a whole and not any specific group or constituency.
The Committee will consider a candidate’s qualifications and background, including responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical and financial background or professional qualification, diversity of background and personal experience, and any other public company boards on which the candidate is a director. The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ Stock Market and the SEC rules and regulations by our Board. The Committee may, from time to time, engage the services of a professional search firm to identify and evaluate potential nominees.
Board Committee Responsibilities and Related Matters
The Company has three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominations Committee. All members of each Committee are independent directors who meet the independence and experience standards of NASDAQ. The Board annually selects the directors who serve on each of the Board Committees. Each Board Committee functions pursuant to a written charter. The Board has delegated certain responsibilities and authority to each Board Committee as described below. At each regularly scheduled Board meeting, each Board Committee Chairman (or other designated Board Committee member) reports to the full Board on his Board Committee’s activities.
The following table reflects the current membership of each Board Committee:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominations Committee
Joseph M. Cerulli			X
John A. Forbes	X	X	Chair
Michael A. Kitson	Chair	X	X
Pamela R. Klyn
Derrick B. Mayes
Denis G. Suggs
M. Scott Welch	X	X	X
Walter E. Wells	X	Chair	X
Audit Committee
The Board has an Audit Committee for which Michael A. Kitson serves as the Chairman. The Audit Committee met 12 times in 2018. These meetings included conference calls with management to review quarterly earnings releases and SEC filings prior to their issuance. The primary responsibilities of the Audit Committee include:

•	Oversight responsibilities related to potential material risks to the business including, but not limited to, credit, liquidity and operational risks;

•	Recommending to the Board the independent auditors to be employed for the purpose of conducting the annual audit of our financial statements;

•	Discussing with the independent auditors the scope of their examination;

•	Reviewing our financial statements and the independent auditors’ report thereon with our personnel and the independent auditors;

•	Inviting the recommendations of the independent auditors regarding internal controls and other matters; and

•	Approving all non-audit services provided by the independent auditors and reviewing these engagements on a per occurrence basis.

The Audit Committee’s report is provided on pages 10 and 11 of this Proxy Statement.
The Board has determined that each of the members of the Audit Committee is independent as defined in the NASDAQ listing standards and relevant SEC rules, and meets both the qualifications required to be an audit committee financial expert and the financial sophistication requirements contained in the NASDAQ listing standards.
For a more detailed list of the roles and responsibilities of the Audit Committee, please see the Audit Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.
Compensation Committee
The Board has a Compensation Committee for which Walter E. Wells serves as the Chairman. On May 15, 2019, a new director will assume the role of Chairman of the Compensation Committee upon the retirement of Mr. Wells from the Board effective May 15, 2019. The Compensation Committee met four times in 2018. The primary responsibilities of the Compensation Committee include:

•	Reviewing and recommending to the independent members of the Board the overall compensation programs for the officers of the Company;

•	Oversight authority to attract, develop, promote and retain qualified senior executive management; and

•	Oversight authority for the stock-based compensation programs.
In its oversight of executive officer compensation, the Compensation Committee seeks assistance from our management and our independent compensation consultant, Willis Towers Watson, as further described below under the heading “Compensation Discussion and Analysis for Executive Officers”. Willis Towers Watson’s fees are approved by the Compensation Committee. Willis Towers Watson provides the Compensation Committee with data about the compensation paid by our peer group and industry benchmark groups, updates the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction, and is available to advise the Compensation Committee regarding all of its responsibilities, including best practices and market trends in executive compensation. Our Compensation Committee has assessed the independence of Willis Towers Watson pursuant to SEC and NASDAQ listing rules and determined that their work did not give rise to any conflicts of interest. The Compensation Committee’s report is provided on page 45 of this Proxy Statement.
The Board has determined that each of the current members of the Compensation Committee is independent as defined in the NASDAQ listing standards and our Corporate Governance Guidelines. For a more detailed list of the roles and responsibilities of the Compensation Committee, please see the Compensation Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.
Compensation Committee Interlocks and Director Participation
During 2018, no executive officer served on the board or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2018.
Corporate Governance and Nominations Committee
The Board has a Corporate Governance and Nominations Committee for which John A. Forbes serves as the Chairman. The Corporate Governance and Nominations Committee met four times in 2018. The primary responsibilities of the Corporate Governance and Nominations committee include:

•	Assist the Board in identifying, screening, and recommending qualified candidates to serve as directors;

•	Recommend nominees to the Board to fill new positions or vacancies as they occur;

•	Review and recommend to the Board the compensation of directors;

•	Recommend to the Board nominees for election by shareholders at the annual meeting; and

•	Review and monitor corporate governance compliance as well as recommend appropriate changes.
The Board has determined that each of the current members of the Corporate Governance and Nominations Committee is independent as defined in the listing standards of the NASDAQ stock exchange and our Corporate Governance Guidelines. For a more detailed list of the roles and responsibilities of the Corporate Governance and Nominations Committee, please see the Corporate Governance and Nominations Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that certain of our officers, directors and 10% shareholders file with the SEC an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our common stock. Based solely on our review of such forms and written representation from the directors and officers that no other reports were required, we are unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 2018, except with respect to the late filing of one Form 4 on December 13, 2018 for M. Scott Welch, the lead director, with respect to a transaction that occurred on December 10, 2018.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the executive compensation tables and corresponding footnotes that follow. The discussion focuses on the compensation program approved by the Board for the 2018 fiscal year for the Named Executive Officers (“NEOs”).

Named Executive Officers included in the 2018 CD&A
•	Todd M. Cleveland - Chief Executive Officer (CEO), Chairman of the Board
•	Andy L. Nemeth - President
•	Jeffrey M. Rodino - Chief Sales Officer (CSO) and Executive Vice-President of Sales
•	Kip B. Ellis - Chief Operating Officer (COO) and Executive Vice-President of Operations
•	Joshua A. Boone - Chief Financial Officer (CFO), Vice-President of Finance, and Secretary-Treasurer

2018 Executive Compensation Plan Highlights:

•
Increases to CEO base pay, short-term incentive ("STI") and long-term incentive ("LTI") compensation in alignment with revenue scope increase of the Company and to achieve competitive position with the market in total target direct compensation.

•
Increases to all other NEOs' base pay, STI and LTI compensation in alignment with revenue scope increase of the Company and to achieve competitive position with the market for total target direct compensation.

•	No change to Short-Term Incentive Plan architecture.
•	No change to Long-Term Incentive Plan architecture.
•	No change to Market Peer Group.
•	No other changes year-over-year to the Executive Compensation Plan.

Compensation Discussion and Analysis for Executive Officers
We believe that our compensation plan as it relates to the NEOs and other executives should be aligned with the Company’s short-term and long-term organizational strategic agenda and its operating performance and cash flows, and ensure appropriate management ownership in the Company. Messrs. Cleveland, Nemeth, Rodino, Ellis and Boone comprise our NEOs for fiscal 2018, as such term is used under SEC rules. Our philosophy and objectives are to provide a comprehensive market competitive compensation program designed to attract, retain and motivate the best qualified talents from inside and outside the industry and to align the interests of our senior management team with the interests of our shareholders, both short-term and long-term. The Company utilizes a "pay-for-differentiated performance" compensation philosophy that establishes base salaries that are generally low relative to its peer comparator groups while offering the opportunity for greater upside potential by establishing performance-based short-term and long-term incentives that are generally high relative to its peer comparator groups. Our performance management system links compensation to achieving or exceeding certain objectives based on our short-term and long-term goals. In order to meet these objectives, the Compensation Committee has met numerous times over the past year and has conducted independent benchmark studies and analyses to develop a comprehensive performance and rewards compensation strategy as it relates to our NEOs and other executives. See “Plan Components” discussion below.
 2018 Executive Compensation Plan: Pay-at-Risk

The 2018 executive compensation plan for the NEOs was designed to compensate and reward the plan participants with “pay for differentiated performance.” The plan design is specifically designated through each compensation component to incrementally reward the NEO as the performance against established key financial metrics are achieved. This plan design places a high degree of emphasis and reward based on variable compensation or “pay-at-risk.” Each element of compensation is outlined below in demonstration of the philosophy and architecture of the plan design.

Base Pay (Salary)
To implement our variable pay-at-risk philosophy in 2018, we intentionally set the NEOs base salaries so that they are lower than market-based salaries.
The CEO’s and each of the other NEOs' base compensation for 2018 was aligned to the 25th to 50th percentile range of their respective established peer group and general industry data.

Executive	2018 Base Pay	Fixed or Variable Pay
CEO	$700,000	Fixed Pay
All other NEOs combined	1,610,000	Fixed Pay

Non-Equity Incentive Compensation (Short-Term Incentive)
The 2018 Short-Term Incentive Plan ("STIP") was designed to reward the CEO and each of the other NEOs for differentiated incremental performance against the net income of the plan year (net of 2018 acquisitions) and individual performance goals of each NEO. The STIP is designed to be 100% variable, performance dependent, pay-at-risk. Assuming target performance, the net income metric performance accounts for 70% of the performance payout and each NEO's personal strategic objectives accounts for 30% of the performance payout, allowing for differentiation of each individual NEO’s contributions to the performance of the Company. STIP compensation may range from 0-200% of target and is 100% variable compensation.
If an individual's performance rating is below the threshold performance rating, such individual is not eligible for an STI award regardless of Company performance. If the Company's net income (net of acquisitions) performance is below the threshold Company performance, no individual is eligible for that performance plan year's annual STI award regardless of individual performance.
The STIP threshold, target, stretch and maximum performance levels for both net income (net of 2018 acquisitions) and personal performance and related payouts are noted below for reference.

Net Income Performance	Performance to Plan (%)	Payout (%)
Less than Threshold	<75	0
Threshold	75	50
Target (Plan)	100	100
Stretch	110	175
Maximum	120	200

Personal Performance	Performance Rating (0-5 Scale)	Payout (%)
Less than Threshold	<2.5	0
Threshold	2.5	50
Target (Plan)	3.5	100
Stretch	4.4	175
Maximum	5.0	200
The STIP target for the CEO and each of the other NEOs is designed to align to the 75th percentile range of established peer group and general industry pay percentiles.

Executive	2018 Target STIP	Fixed or Variable Pay
CEO	$1,800,000	Variable Pay
All other NEOs combined	2,160,000	Variable Pay

Long-Term Incentive Plan Compensation (Long-Term Incentive Plan)
The 2018 Long-Term Incentive Plan ("LTIP") was designed to reward the CEO and each of the other NEOs for sustained, long range performance while ensuring incremental reward for differentiated performance against the Company’s three-year cumulative earnings before income taxes, depreciation and amortization ("EBITDA") plan. The design of the LTIP creates 80% of the target value of the award as variable pay and 20% as retentive, time-based fixed compensation.
The LTI threshold, target, stretch and maximum performance levels for three-year EBITDA and related payouts are noted below for reference.

3-Year Cumulative EBITDA	Performance to Plan (%)	Payout (%)
Less than Threshold	<80	0
Threshold	80	50
Target	100	100
Stretch	110	125
Maximum	120	150

The LTIP target for the CEO and each of the other NEOs is designed to align to the 50th percentile range of peer and general industry pay percentiles. The target value of the LTIP is awarded in Restricted Stock Units ("RSUs"). The table below outlines the target LTIP for the CEO and all the other NEOs combined.

Executive	2018 Target LTIP	Variable Pay 80%	Fixed Pay 20%
CEO	$3,000,000	$2,400,000	$600,000
All other NEOs combined	2,650,000	2,120,000	530,000

Total Target Compensation - Fixed vs. Variable Pay Summary
Upon combining all pay elements of the 2018 Executive Compensation Plan, the philosophy of paying for differentiated performance is realized through the high percentages of variable pay-at-risk verses fixed pay as depicted in the table and graph below.

Executive	Total Target Compensation	Total Target Fixed Pay	Total Target Fixed Pay	Total Target Variable Pay	Total Target Variable Pay
CEO	$5,500,000	$1,300,000	23.6%	$4,200,000	76.4%
All other NEOs combined	6,420,000	2,140,000	33.3%	4,280,000	66.7%
Total Fixed vs. Variable Pay at Target

Executive Compensation Decisions
Participants and Roles, Plan Factors, Plan Components and Benchmark Sources
Participants and Roles

COMPENSATION COMMITTEE	● Reviews and approves, with input from our management team and external advisors, the Company's executive compensation and benefits programs, including the NEOs.
● Provides annual and ongoing review, discussion, analysis and recommendations regarding the evaluation of the execution of the performance plan for the NEOs against defined business objectives.
INDEPENDENT COMMITTEE CONSULTANT	● Provides published survey data, peer group proxy data and analysis and consultation to the Compensation Committee on executive and non-employee director compensation.
● Establishes and maintains an independent perspective to avoid any conflicts of interests while working directly for the Compensation Committee unless the Committee has pre-approved any work to be conducted with management for review by the Committee and approval by the Board.

CHIEF EXECUTIVE OFFICER and CHIEF HUMAN RESOURCES OFFICER
●  When requested by the Compensation Committee, provides executive compensation and benefit plan input related to the performance management structure and provides support on compensation and benefit program design and implementation, and compliance and disclosure requirements.

● The CEO evaluates the performance plans of the President, CSO, COO and CFO and other executives in accordance with the Board approved plan.

Plan Factors
 There are several key factors the Compensation Committee considers when recommending plan-year executive compensation decisions:

•	NEOs’ roles, position scope, experience, skill set, and performance history;

•	The external market for comparable roles;

•	The current and expected business climate; and

•	The Company’s financial position and operating results.

Plan Components
     The Compensation Committee utilizes its own judgment in approving the components of compensation, benefits, and plan targets for the NEOs. The Compensation Committee further reviews and approves compensation including base compensation, targets, thresholds, and maximums of short-term and long-term incentive compensation. In addition, the Compensation Committee utilizes a third party compensation consulting firm, Willis Towers Watson, to provide relevant compensation benchmarks for the NEOs and other key leadership roles as well as plan design review and input. The Compensation Committee takes the shareholder advisory voting results, along with any other shareholder input on executive compensation, into consideration as one of several decision points in its executive compensation decision making process for each plan year. A majority of shareholders voted to approve the compensation of the NEOs for fiscal year 2015 based on the most recent shareholder advisory vote at our Annual Meeting of Shareholders held on May 18, 2016. This advisory vote has been taken into consideration by the Compensation Committee with respect to the acceptability of the plan.

Fiscal Year 2018 Peer Group
As described under “Plan Components,” an important factor in establishing executive compensation is the external market for comparable roles. In addition, based on the data utilized from an index of General Industry companies provided by Willis Towers Watson, our independent compensation committee consultant's Central Data Base Survey, the Compensation Committee updated its benchmark peer group for the period ended December 31, 2018 to include the following companies which we believe represents an effective comparator group with similar scope of revenue and market capitalization: American Woodmark Corporation, Apogee Enterprises, Inc., Applied Industrial Technologies, Inc., Armstrong World Industries, Inc., Cavco Industries, Inc., EnPro Industries, Inc., Gibraltar Industries, Inc., Hyster-Yale Materials Handling, Inc., LCI Industries, Inc., Masonite International Corporation, Mueller Industries, Inc., NCI Building Systems, Inc., Ply Gem Holdings, Inc., Simpson Manufacturing Co. Inc., Standard Motor Products, Inc., Wabash National Corporation and Winnebago Industries, Inc.

Fiscal Year 2018 Executive Compensation

Compensation and Benefits Components	Description and Purpose
Base Salary	Cash payments reflecting a market competitive position for performance of functional role.
Short-Term Incentives
Lump sum cash payments reflective of approved pay-for-performance plan and the relative achievements of the business and individual performance objectives. The Board reserves the right at any time to award discretionary bonuses to senior management based on outstanding performance or other factors.

Long-Term Incentives
Stock vehicle grants reflecting approved pay-for-performance plan and the relative long-term achievement of the business performance plans as well as the Company’s desire to retain high performing talent and align the interests of senior management with shareholder interests.

Executive Health and Welfare Benefits	We do not have health and welfare benefits outside the scope of our standard plans for all employees.
Voluntary Deferred Compensation Plan
Voluntary deferred compensation plan whereby highly compensated individuals can elect to voluntarily defer all or a portion of their wages in any given year subject to applicable laws and restrictions. Designed to supplement market competitive position and further drive retention of key executives.

Other Compensation
Other compensation includes automobile allowance, Company contributions pursuant to the Patrick Industries, Inc. 401(k) Plan, and Company contributions to individual Health Savings Accounts and health club reimbursement pursuant to the Company’s general health and welfare program.

Executive Retirement Plan	Supplemental executive retirement program based on a formula of base wages, service and other criteria designed to retain key senior talent.
Severance Benefits	We provide reasonable and customary transition support aligned to market benchmark data.

Compensation Components – Mix and Levels

Base Salary
 The Compensation Committee reviews and approves the base salaries of the NEOs each year, as well as at the time of promotion, change in job responsibilities, or any other change deemed to be a material event. Base salaries are set during the first quarter of each year. The Compensation Committee sets the salary for the CEO and approves the base salaries for the other NEOs based on recommendations by the CEO.

When determining base salary adjustments for its NEOs, the Compensation Committee considers a combination of (1) peer group data, (2) market data, including industry norms and benchmarking data from companies of similar size and scope, and (3) outstanding Company and individual performance. In general, the Compensation Committee targets the 25th - 50th percentile of the Company’s peer group in determining base salaries.
The Board increased the CEO salary in 2018 as a result of Mr. Cleveland’s individual performance and increased role in developing and executing the Company’s growth strategy and peer comparator group market data alignment. The other NEOs’ base salaries increases were based on peer group data market alignment and individual performance contributions.

Name	2017 Base Salary - 1/23/17	2018 Base Salary - 1/29/18	% Increase
Todd M. Cleveland	$600,000	$700,000	16.7%
Andy L. Nemeth	450,000	475,000	5.6%
Jeffrey M. Rodino	375,000	400,000	6.7%
Kip B. Ellis	325,000	400,000	23.1%
Joshua A. Boone	275,000	335,000	21.8%

Non-Equity Incentive Plan Awards
     The Annual Non-Equity Incentive Plan Awards (“Short-Term Incentives” or “STIs”) are reviewed and approved each year and are based on the Company’s financial results and the individual’s performance against defined objectives. Several key components were considered in the development of the 2018 STI plan to align the STIs with shareholder interest by measuring the Company’s financial performance and the individual’s performance in support of the Company’s short- and long-term strategies. These components are noted on pages 23 and 24.
Below are the STI metric components for 2018:

2018 STI Award Component	Threshold Performance	Target Performance	Maximum Performance
Company Performance (Net Income) (1)	$83.702MM	$111.603MM	$133.924MM
Individual Rating	2.5	3.5	5.0
Payout as a Percentage of Target Award	50%	100%	200%
(1) All net income targets are net of the contributions of 2018 acquisitions.
The Company achieved adjusted fiscal 2018 net income of $111.180 million (net of 2018 acquisitions) which equated to 99.6% of the target Company performance. When combined with the individual performance rating for each NEO, the actual STI award payouts for 2018 were as follows:

Name	2018 Base Salary	Target Award as a % of Base Salary (1)	Target STI Award	Actual Award Amount as a % of Target Award	Actual 2018 STI Award Payout
Todd M. Cleveland	$700,000	257.1%	$1,800,000	110%	$1,980,000
Andy L. Nemeth	475,000	163.1%	775,000	113%	871,875
Jeffrey M. Rodino	400,000	150.0%	600,000	105%	630,000
Kip B. Ellis	400,000	112.5%	450,000	118%	528,750
Joshua A. Boone	335,000	100.0%	335,000	118%	393,625

(1)
The target award as a percentage of base salary for the NEOs was determined by the Compensation Committee and applied to the base salary in effect as of January 29, 2018. An increased target award as a percentage of base salary was established for each NEO in 2018 in alignment with the Company’s “pay-for-differentiated-performance” philosophy, market competitive positions for earned payout, and further enhancement of the pay-at-risk for each NEO.

While these targets were used in fiscal year 2018, the Compensation Committee reserves the right to modify, cancel, change or reallocate any components of this calculation or criteria at any time.
Each NEO’s individual performance rating takes into account four strategic performance objectives in assessing the personal performance of the NEOs named in the Summary Compensation Table for 2018. The four strategic objectives are specific for each NEO and are linked to the Company’s strategic plan and that year’s organizational strategic agenda and include, among others: (1) improving the revenue and profitability of business units under the leadership and control of the NEO; (2) the introduction of new product lines and product line extensions to achieve target revenue growth levels and market share; (3) the ongoing evaluation of strategic opportunities related to our capital allocation strategy and the execution of those opportunities, as appropriate; and (4) objectives linked to developing and managing talent consistent with the Company’s values, and enhancing and developing the leadership capabilities of the Company’s future leaders.

The individual objectives for each NEO are initially developed by the Compensation Committee to guide their planned respective contribution toward the Company’s strategic and financial goals for the plan year, and are reviewed and approved by either the CEO or by the Board, in the CEO’s case.

In assessing the NEOs’ individual performance, the Compensation Committee is provided with detailed quantitative and qualitative documentation substantiating individual performance against each individual objective. The Compensation Committee looks to the CEO’s performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the non-management Board members. These recommendations may be adjusted by the Compensation Committee prior to finalization. The personal performance assessment of our CEO is determined by the Compensation Committee with input from members of the Board.

While the achievement of corporate objectives is quantified with an individual rating, each NEO’s relative contribution to those objectives is only one qualitative component against which the individual’s performance is assessed by the Compensation Committee. Based upon their individual achievements, as evaluated by the Compensation Committee, and by the CEO for Messrs. Nemeth, Rodino, Ellis and Boone, the individual performance rating achieved by each of these four NEOs exceeded the target performance rating of 3.5 set by the Compensation Committee.
Long-Term Incentive Plan
We believe that long-term incentive compensation represents an appropriate motivational tool to achieve certain long-term Company goals and closely align the interests of our management team with those of our shareholders. Our executive officers participate in our long-term incentive plan (“LTIP”) as a result of their ability to make a significant contribution to the Company’s financial performance, their level of responsibility, their ability to meet performance objectives, and their leadership potential and execution.

In 2018, the Compensation Committee adopted a Board approved "pay-for-differentiated-performance" based Long-Term Incentive Plan (“2018 LTIP”) for the NEOs as noted on page 24. The 2018 LTIP utilizes a long-term incentive target award, which is established as a percentage of base compensation for each of the NEOs. The target award is comprised of a restricted share award (80% of which is performance-contingent and 20% of which is time-based). In determining the number of shares comprising the restricted share award, the target value of the restricted share component is divided by the stock price per share as established by the Board for the particular plan year, reflecting the trading price range of the common stock preceding the grant date ($66.00 for the 2018 LTIP award). The awarded target shares vest over a three-year time/performance period. Time-based shares cliff vest at the conclusion of the three-year period from the grant date. The performance-contingent shares are earned based on the achievement of three-year cumulative Company EBITDA performance (2018-2020) against target from 0% up to a maximum payout of 150% of target. The 2018 LTIP further reflects the Company’s “pay-for-differentiated-performance” philosophy through its upside potential for performance in excess of target levels. The target as a percentage of base compensation was increased for all NEOs in alignment with the Company’s “pay-for-differentiated-performance” philosophy, market competitive positions for earned payout and the increased component of the pay-at-risk compensation for each NEO.

The table below shows a sample calculation of 2018 LTIP award components:

Base Salary	Target Award as a % of Base Salary	Target Award (682 Restricted Shares @ $66.00 per share)	Restricted Shares Target Award - Performance-Contingent (80%) (Shares @ $66.00 per share)	Restricted Shares Target Award - Time-Based (20%) (Shares @ $66.00 per share)
$150,000	30%	$45,000	546	136

The restricted share award is divided into (1) restricted shares with time-based vesting (“Time-Based Shares”) and (2) restricted shares with performance-based vesting (“Performance-Contingent Shares”). The Compensation Committee believes that the use of Time-Based Shares and Performance-Contingent Shares aligns the NEOs’ focus with the Company’s long-term financial performance objectives and assures that significant retention value of the granted equity is maintained for each NEO. The 2018 LTIP restricted share component is further defined below:
2018 LTIP Restricted Share Component:

•	Time-Based Shares - 20% of the shares comprising the restricted share award are Time-Based Shares with a three-year cliff vesting period.

•
Performance-Contingent Shares - 80% of the shares comprising the restricted share award are Performance-Contingent Shares; award vesting is contingent upon achieving the Company’s cumulative EBITDA performance versus target EBITDA over a three-year measurement period.

The threshold, target, stretch and maximum performance metrics for the 2018 LTIP are outlined on page 24 above:

Plan Component	Threshold EBITDA Performance (1) Payout as % of target	Target EBITDA Performance (1) Payout as % of target	Maximum EBITDA Performance (1) Payout as % of target
Time-Based Shares	100%	100%	100%
Performance-Contingent Shares	50%	100%	150%

(1)The Company EBITDA performance is measured as the cumulative EBITDA achieved in 2018, 2019 and 2020.

The target 2018 LTIP award components for the NEOs in 2018 were as follows:

Name	Total Target Award as a % of Base Salary	Total Target Award	Total Target Award (Shares)	Target Time-Based Share Award (Shares)	Target Performance- Contingent Share Award (Shares)
Todd M. Cleveland	428.6%	$3,000,000	45,455	9,091	36,364
Andy L. Nemeth	210.5%	1,000,000	15,152	3,030	12,122
Jeffrey M. Rodino	137.5%	550,000	8,334	1,667	6,667
Kip B. Ellis	175.0%	700,000	10,607	2,121	8,486
Joshua A. Boone	119.0%	400,000	6,061	1,212	4,849

Individual NEO threshold, target and maximum payouts in shares for each long-term incentive component of the 2018 LTIP are outlined below:

Name	Threshold EBITDA Performance Component Award (Shares)	Target EBITDA Performance Component Award (Shares)	Maximum EBITDA Performance Component Award (Shares)
Time-Based Shares (1)
Todd M. Cleveland	9,091	9,091	9,091
Andy L. Nemeth	3,030	3,030	3,030
Jeffrey M. Rodino	1,667	1,667	1,667
Kip B. Ellis	2,121	2,121	2,121
Joshua A. Boone	1,212	1,212	1,212
Performance-Contingent Shares (1)
Todd M. Cleveland	18,182	36,364	54,546
Andy L. Nemeth	6,061	12,122	18,183
Jeffrey M. Rodino	3,334	6,667	10,001
Kip B. Ellis	4,243	8,486	12,729
Joshua A. Boone	2,425	4,849	7,274

(1)	Represents the number of shares for the threshold, target and maximum payouts for the Time-Based Shares and Performance-Contingent Shares for the 2018 LTIP award.

The Company records the estimated compensation expense over the life of the LTIP Plan Performance Period assuming the maximum payout and adjusts its estimates on a periodic basis, if required. The NEOs have voting rights with respect to all of the shares as of the date of grant and the shares will be returned to the Company in the event that performance targets or time-based vesting requirements are not achieved. The actual payout under the 2018 LTIP will be determined at the conclusion of the three-year performance period ending on December 31, 2020 (the third year in the cumulative EBITDA performance measurement period) and payment of the award will be settled in stock.
See “Potential Payments Upon Termination or Upon a Change of Control” on pages 42 to 45 payable to each of the NEOs upon termination or a change in control.

2018 NEO Company Stock Ownership Requirement
The NEOs are required to maintain a pre-defined multiple of base salary in the form of ownership of the Company’s common stock based on the Board established target price for a particular plan year that is to be achieved over a period of three years, in the event the condition is not met. Each of the NEO's total common stock ownership for the year ended December 31, 2018 exceeded the stock ownership requirement. The following table sets forth information about the required share value of the common stock to be owned by each NEO for the year ended December 31, 2018:

Name	2018 Base Salary	2018 Multiple of Base Salary	Required Total Share Value (1)
Todd M. Cleveland	$700,000	4X	$2,800,000
Andy L. Nemeth	475,000	2X	950,000
Jeffrey M. Rodino	400,000	2X	800,000
Kip B. Ellis	400,000	2X	800,000
Joshua A. Boone	335,000	2X	670,000

(1)	Inclusive of the fair value of stock options, restricted stock and restricted stock units, awarded by the Company, and shares purchased by the NEO in the open market.

Supplemental Long-Term Incentive Grant for NEOs
In 2014, Messrs. Rodino and Nemeth received Supplemental Long-Term Incentive Grants (the “Supplemental Grants”) in recognition of their leadership, execution and performance throughout the Company’s five-year strategic planning period ended 2013, in an effort to retain their employment with the Company and to provide an incentive to define, develop, drive, and establish a platform to execute the Company’s five-year strategic plan for the period from 2014 to 2018. At the start of each of the three year performance periods in fiscal 2014, 2015 and 2016, each grant holder received a portion of their total Supplemental Grant award, which is comprised of Performance Share Units (“PSUs”), to align the Supplemental Grants with shareholder interests of performance, growth and shareholder return.
Each Supplemental Grant cliff vests at the conclusion of the three-year performance periods ending in fiscal 2017, 2018 and 2019 and becomes payable as shares of common stock if the minimum threshold performance is achieved at the end of the performance period. The threshold performance for each grant is 80% of the three-year cumulative EBITDA target for the three-year periods established under the Company’s LTIP discussed above. The payout for threshold performance is 75% of the target award (noted in the table below). The maximum performance for each grant is 125% of the three-year cumulative EBITDA target for the three-year performance periods. The payout for maximum performance under the plan is 125% of the target award (noted in the table below). Unvested PSUs are subject to forfeiture if the Supplemental Grant holder’s employment with the Company is terminated under certain circumstances before the PSUs vest. The Supplemental Grant structure at target performance is also noted in the table below:

Name	Year 1 - 2014 PSU Grant (shares) Threshold/Target/Maximum	Year 2 - 2015 PSU Grant (shares) Threshold/Target/Maximum	Year 3 - 2016 PSU Grant (shares) Threshold/Target/Maximum
Andy L. Nemeth	9,900 / 13,200 / 16,503	9,900 / 13,200 / 16,503	9,900 / 13,200 / 16,503
Jeffrey M. Rodino	9,900 / 13,200 / 16,503	9,900 / 13,200 / 16,503	9,900 / 13,200 / 16,503
In February 2017 (the conclusion of the first three-year performance measurement period), the actual three-year cumulative EBITDA achieved was above the maximum performance level for the PSUs granted in fiscal 2014. In February 2018 (the conclusion of the second three-year performance measurement period), the actual three-year cumulative EBITDA achieved was above the maximum performance level for the PSUs granted in fiscal 2015. In February 2019 (the conclusion of the third three-year performance measurement period), the actual three-year cumulative EBITDA achieved was above the maximum performance level for the PSUs granted in fiscal 2016. Under the terms of the LTIP, the shares payout for maximum performance is 125% of the target performance. Upon conclusion of all three of the performance measurement periods, Messrs. Rodino and Nemeth each vested in 16,503 shares pertaining to each of three periods. This supplemental long-term incentive grant concluded at the end of the 2019 performance period.

Executive Retirement Plan and Non-Qualified Excess Plan
Executive Retirement Plan
As part of a long term compensation program established prior to 2007, the Company maintains a non-qualified executive retirement plan (the “Executive Retirement Plan”) for Mr. Nemeth. According to the provisions of the Executive Retirement Plan, Mr. Nemeth is entitled to receive annually 40% of his respective highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 260 consecutive bi-weekly payments. No new employees have been invited to participate in the Executive Retirement Plan since January 1, 2007.

Non-Qualified Excess Plan
The Company maintains a voluntary non-qualified deferred compensation plan (the “NQDC Plan”) for its key executives whereby individuals can elect at the beginning of any fiscal year to defer all or a portion of their base wages for that particular year, subject to applicable laws and restrictions. Participants are immediately vested in the plan. There were no material contributions made to the NQDC Plan in 2018.
Perquisites
We believe in a performance-based compensation and benefits package and therefore provide very few perquisites to our NEOs. We provide a car allowance to our NEOs, other executives, corporate managers, and general managers, all of which are included as taxable income.
Benefit Plans
We do not maintain separate benefit plans for our NEOs. They participate in the same health and welfare plans as all of our other general employees with the same deductibles and co-pays. The NEOs also participate in the same 401(k) retirement program as all of the other general employees.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to certain specified covered employees. Under the rules in effect before 2018, compensation that qualified as "performance-based compensation" under Section 162(m) was deductible without regard to this $1 million limit. The 2017 Tax Cuts and Jobs Act generally eliminated the performance-based compensation exception under Section 162(m), effective January 1, 2018, subject to a special rule that "grandfathers" certain awards and arrangements that were in effect on or before November 2, 2017. The Company will continue to monitor IRS guidance interpreting the Tax Cuts and Jobs Act. While the Compensation Committee intended that certain incentive awards granted to our NEOs on or prior to November 2, 2017 be deductible as "performance-based compensation," it cannot assure that result.

We expense equity awards in accordance with Accounting Standards Codification 718 Compensation - Stock Compensation (“ASC 718”). See Note 19 to the Consolidated Financial Statements in our 2018 Annual Report on Form 10-K for the assumptions used in determining the fair value of equity awards consisting of stock options and stock appreciation rights ("SARS").

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation paid to our NEOs for the years ended December 31, 2018, 2017 and 2016. There were no stock options or SARS awarded to our NEOs for the year ended December 31, 2018.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non- Equity Incentive Plan Compen- sation (5)	Change in Pension Value and Non- Qualified Deferred Compen-sation Earnings (6)	All Other Compen- sation (7)	Total
Todd M. Cleveland	2018	$690,383	$—	$4,174,587	$—	$1,980,000	$—	$14,836	$6,859,806
Chief Executive Officer (8)	2017	596,154	150,000	2,422,638	6,772,862	1,912,800	—	14,235	11,868,689
	2016	541,539	—	1,863,575	—	982,800	—	15,164	3,403,078
Andy L. Nemeth	2018	472,596	—	1,391,573	—	871,875	29,621	14,365	2,780,030
President (9)	2017	448,077	75,000	1,211,373	1,935,120	1,214,250	15,432	15,750	4,915,002
	2016	422,475	—	1,409,072	1,590,208	773,575	14,768	16,335	4,226,433
Jeffrey M. Rodino	2018	396,058	—	765,421	—	630,000	—	12,025	1,803,504
Chief Sales Officer	2017	370,192	50,000	807,510	999,695	926,400	—	11,910	3,165,707
and Executive Vice	2016	330,865	—	1,036,381	624,131	573,100	—	12,795	2,577,272
President of Sales (10)
Kip B. Ellis	2018	391,250	—	974,160	—	528,750	—	12,400	1,906,560
Chief Operating Officer	2017	315,385	50,000	565,257	483,559	549,150	—	11,311	1,974,662
and Executive Vice
President of
Operations (11)
Joshua A. Boone	2018	326,654	—	556,682	—	393,625	—	8,455	1,285,416
Chief Financial Officer,	2017	270,692	50,000	323,112	516,195	447,165	—	7,756	1,614,920
Vice President of	2016	219,961	—	111,882	—	200,063	—	7,829	539,735
Finance, and Secretary-
Treasurer (12)

(1) For information on base salaries, see “Base Salary” on pages 27 and 28.

(2)
The NEOs received discretionary bonus awards for the year ended December 31, 2017. The NEOs did not receive any payments that would be characterized as “Bonus” payments for the fiscal years ended December 31, 2018 and 2016.

(3)
Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate fair value of stock awards and PSUs granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718.

(4)
Amounts shown do not reflect compensation actually received. Such amount reflects the aggregate fair value of stock options and SARs granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718. See Note 19 to the Consolidated Financial Statements in our 2018 Annual Report on Form 10-K for the assumptions used in determining the fair value of each option and SARs award based on the Black-Scholes option-pricing model.

(5)
Amounts shown represent the short-term incentive awards earned in 2018 by each of the NEOs, and approved by the Compensation Committee, based on the achievement of both pre-determined Company performance targets and individual performance targets for 2018. See “Non-Equity Incentive Plan Awards” on pages 28 to 29.

(6)
Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate change in the present value of the NEO's accumulated benefit under the Executive Retirement Plan and the Non-Qualified Excess Plan. In computing these amounts, the Company uses various assumptions including remaining years of service, estimated discount rates, and present value calculations.

(7) The amounts included in “All Other Compensation” are detailed in the table below:

Name	Year	401(k) Matching Contribution	Other (a)	Total All Other Compensation
Todd M. Cleveland	2018	$796	$14,040	$14,836
	2017	495	13,740	14,235
	2016	724	14,440	15,164
Andy L. Nemeth	2018	925	13,440	14,365
	2017	810	14,940	15,750
	2016	795	15,540	16,335
Jeffrey M. Rodino	2018	925	11,100	12,025
	2017	810	11,100	11,910
	2016	795	12,000	12,795
Kip B. Ellis	2018	925	11,475	12,400
	2017	611	10,700	11,311
Joshua A. Boone	2018	505	7,950	8,455
	2017	356	7,400	7,756
	2016	536	11,600	12,136

(a) Amounts shown reflect an automobile allowance, the Company contribution to individual Health Savings Accounts, and health club reimbursement pursuant to the Company’s general health and welfare program.

(8)
Effective January 1, 2016, Mr. Cleveland continued to serve as CEO of the Company, a position he has held since February 2009. Mr. Cleveland was President of the Company from May 2008 to December 31, 2015.

(9)
Mr. Nemeth assumed the position of President of the Company effective January 1, 2016. This position was previously held by Mr. Cleveland from May 2008 to December 31, 2015. Prior to that, Mr. Nemeth was the Chief Financial Officer and Executive Vice President of Finance from May 2004 to December 31, 2015, and Secretary-Treasurer from 2002 to December 31, 2015.

(10)
Mr. Rodino was appointed Chief Sales Officer (“CSO”) of the Company effective September 26, 2016. In addition to his CSO position, Mr. Rodino serves as the Executive Vice President of Sales, a position he has held since December 2011. Prior to that, he served as the Chief Operating Officer of the Company from March 2013 to September 25, 2016.

(11)	Mr. Ellis was appointed Chief Operating Officer and Executive Vice President of Operations of the Company effective September 26, 2016. He became an NEO in 2017.

(12)	Mr. Boone was appointed Chief Financial Officer, Vice President of Finance, and Secretary-Treasurer of the Company effective January 1, 2016. He became an NEO in 2016.

Pay-at-Risk for Actual 2018 Executive Compensation Plan
Upon combining the three elements of compensation (base salary, STIP and LTIP) for 2018 actual compensation, the CEO pay-at-risk or variable pay represents 77.6% of the compensation received while the other NEOs combined have pay-at-risk or variable compensation of 69.5%. These results are reflective of the philosophical strategy to pay-for-differentiated-performance as approved by the Compensation Committee for the 2018 plan.
Total Fixed vs. Variable Pay for Actual 2018 Compensation

CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, the Company is providing information about the relationship of the annual total compensation of its employees and the annual total compensation of the CEO during 2018. The total annual compensation of our median employee based on total annual compensation (other than our CEO), was $36,255. The annual total compensation of the CEO was $6,859,806. Based on this information, the ratio of the total compensation of the CEO for fiscal 2018 to the median employee’s total annual compensation is 189 to 1.

This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on the Company’s payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.  As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates used were as follows:

1.	The median employee was identified using active employee information as of December 31, 2018.

2.
Fiscal 2018 earnings (gross pay) of cash compensation were used as the consistently applied compensation measure to identify the median employee within the employee population. Cash compensation is the most prevalent measure of pay across the organization. Using this methodology, the median employee's compensation was $36,255 and was determined to be a full-time, hourly, United States-based employee.

3.	The total compensation of the CEO for fiscal 2018 was $6,859,806, which is the total of the compensation amounts reported in the Summary Compensation Table on page 34.

Grants of Plan-Based Awards During Fiscal Year 2018
The table below sets forth information on grants in 2018 to the NEOs of estimated payouts under non-equity incentive plan awards as set forth under “Non-Equity Incentive Plan Awards” on pages 28 and 29, estimated payouts under equity incentive plan awards as set forth under “Long-Term Incentive Plan” on pages 29 to 31, “Supplemental Long-Term Incentive Grant for NEOs” as set forth on page 32, and of stock awards and all other option awards as set forth in the “Summary Compensation Table” on pages 33 to 35. The Company’s policy is generally to grant equity awards effective on the date the Compensation Committee approves such awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:# of Shares of Stock or Units (3)	All Other Option Awards: # of Securities Underlying Option (4)	Exercise or Closing Market Price on Grant Date Per Share (5)	Grant Date Fair Value of Stock and Option Awards/ SARs (6)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Todd M. Cleveland	1/26/2018	$900,000	$1,800,000	$3,600,000	18,182	36,364	54,546	9,091	—	$65.60	$4,174,587
Andy L. Nemeth	1/26/2018	387,500	775,000	1,550,000	6,061	12,122	18,183	3,030	—	65.60	1,391,573
Jeffrey M. Rodino	1/26/2018	300,000	600,000	1,200,000	3,334	6,667	10,001	1,667	—	65.60	765,421
Kip B. Ellis	1/26/2018	225,000	450,000	900,000	4,243	8,486	12,729	2,121	—	65.60	974,160
Joshua A. Boone	1/26/2018	167,500	335,000	670,000	2,425	4,849	7,274	1,212	—	65.60	556,682

(1)
The related performance targets and results are described in detail under “Non-Equity Incentive Plan Awards” on pages 28 and 29. For the actual non-equity incentive awards, see the “Summary Compensation Table” on pages 33 and 34.

(2)
Restricted shares granted in fiscal 2018 under the 2018 LTIP that are Performance-Contingent based will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period ending on December 31, 2020. See “Long-Term Incentive Plan” on pages 29 to 31.

(3)	These shares represent the Time-Based restricted stock awards granted in fiscal 2018 that vest on the third anniversary of the grant date. See “Long-Term Incentive Plan” on pages 29 to 31.

(4)	There were no stock options and SARs granted to the NEOs in 2018.

(5)	Represents the closing price of the Company’s stock on the NASDAQ stock market on the grant date for the Time-Based and Performance-Contingent based stock awards.

(6)	Represents the fair value of stock awards as of the grant date computed in accordance with ASC 718.

Outstanding Equity Awards at December 31, 2018

The following tables summarize the outstanding equity awards held by the NEOs as of December 31, 2018.

Stock Awards
Name	Grant Date	All Other Stock Awards: Number of Shares or Units of Stock That Have Not Vested (1)	All Other Stock Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested (2)
Todd M. Cleveland	1/26/2018	9,091	$269,185	54,546	$1,615,107
	1/17/2017	6,429	190,363	38,573	1,142,147
	2/23/2016	9,615	284,700	57,695	1,708,349
Andy L. Nemeth	1/26/2018	3,030	89,718	18,183	538,399
	1/17/2017	3,215	95,196	19,287	571,088
	2/23/2016	5,385	159,450	32,309	956,669
Jeffrey M. Rodino	1/26/2018	1,667	49,360	10,001	296,130
	1/17/2017	2,143	63,454	12,857	380,696
	2/23/2016	3,462	102,510	20,771	615,029
Kip B. Ellis (4)	1/26/2018	2,121	62,803	12,729	376,906
	1/17/2017	1,500	44,415	9,000	266,490
	4/11/2016	3,000	88,830	—	—
Joshua A. Boone	1/26/2018	1,212	35,887	7,274	215,383
	1/17/2017	858	25,405	5,144	152,314
	2/23/2016	578	17,115	3,463	102,539

(1)
Restricted share grants related to Time-Based share awards, which were approved by the Board on January 26, 2018, January 17, 2017, April 11, 2016, and February 23, 2016, fully vest on the third anniversary of the grant date or January 26, 2021, January 17, 2020, April 11, 2019, and February 23, 2019, respectively. Unvested restricted stock awards are subject to forfeiture under certain circumstances if the NEO’s employment with the Company is terminated before the shares vest.

(2)	Based on a market price of $29.61 per share which was the NASDAQ Stock Market closing price on December 31, 2018.

(3)
Restricted share grants related to Performance-Contingent based share awards at maximum, which were approved by the Board on January 26, 2018, January 17, 2017, and February 23, 2016, will vest if maximum EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period. Unvested restricted stock awards are subject to forfeiture under certain circumstances if the NEO’s employment with the Company is terminated before the shares vest.

(4)
Mr. Ellis' restricted share grant dated April 11, 2016 reflects 3,000 shares that will fully vest on April 11, 2019. These shares were granted to Mr. Ellis in his role as the Company’s Vice-President of Market Development prior to his assuming his officer role of Chief Operating Officer and Executive Vice-President of Operations in September 2016.

Options/SARs Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs Exercisable (1)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (1)	Options/SARs Exercise Price	Options/SARs Expiration Date
Todd M. Cleveland	1/17/2017	52,211	156,634	$53.83	1/17/2026
	1/17/2017	13,053	39,159	53.83	1/17/2026
	1/17/2017	13,053	39,159	60.03	1/17/2026
	1/17/2017	13,053	39,159	66.93	1/17/2026
	1/17/2017	13,053	39,159	74.63	1/17/2026
	12/18/2013	75,000	—	12.30	12/18/2022
	12/18/2013	18,749	—	12.30	12/18/2022
	12/18/2013	18,749	—	14.75	12/18/2022
	12/18/2013	18,749	—	17.71	12/18/2022
	12/18/2013	18,749	—	21.25	12/18/2022
Andy L. Nemeth	1/17/2017	14,918	44,752	53.83	1/17/2026
	1/17/2017	3,730	11,188	53.83	1/17/2026
	1/17/2017	3,729	11,189	60.03	1/17/2026
	1/17/2017	3,730	11,188	66.93	1/17/2026
	1/17/2017	3,729	11,189	74.63	1/17/2026
	9/26/2016	36,720	36,720	40.95	9/26/2025
	9/26/2016	9,180	9,180	40.95	9/26/2025
	9/26/2016	9,180	9,180	47.51	9/26/2025
	9/26/2016	9,180	9,180	55.11	9/26/2025
	9/26/2016	9,180	9,180	63.93	9/26/2025
Jeffrey M. Rodino	1/17/2017	7,706	23,119	53.83	1/17/2026
	1/17/2017	1,927	5,780	53.83	1/17/2026
	1/17/2017	1,927	5,780	60.03	1/17/2026
	1/17/2017	1,927	5,780	66.93	1/17/2026
	1/17/2017	1,927	5,780	74.63	1/17/2026
	9/26/2016	14,412	14,412	40.95	9/26/2025
	9/26/2016	3,603	3,603	40.95	9/26/2025
	9/26/2016	3,603	3,603	47.51	9/26/2025
	9/26/2016	3,603	3,603	55.11	9/26/2025
	9/26/2016	3,603	3,603	63.93	9/26/2025
Kip B. Ellis	1/17/2017	3,728	11,182	53.83	1/17/2026
	1/17/2017	932	2,796	53.83	1/17/2026
	1/17/2017	932	2,796	60.03	1/17/2026
	1/17/2017	932	2,796	66.93	1/17/2026
	1/17/2017	932	2,796	74.63	1/17/2026
	9/26/2016	4,656	4,656	40.95	9/26/2025
	9/26/2016	1,164	1,164	40.95	9/26/2025
	9/26/2016	1,164	1,164	47.51	9/26/2025
	9/26/2016	1,164	1,164	55.11	9/26/2025
	9/26/2016	1,164	1,164	63.93	9/26/2025
Joshua A. Boone	1/17/2017	3,979	11,936	53.83	1/17/2026
	1/17/2017	995	2,985	53.83	1/17/2026
	1/17/2017	995	2,985	60.03	1/17/2026
	1/17/2017	995	2,985	66.93	1/17/2026
	1/17/2017	995	2,985	74.63	1/17/2026

(1)
Both the stock options and SARs that were granted to Mr. Cleveland in 2013 vested pro-rata over three years, commencing on December 18, 2014, and expire after nine years. The stock options and SARs that were granted to Messrs. Nemeth, Rodino and Ellis in 2016 vest pro-rata over four years, commencing on September 26, 2017, and expire after nine years. The stock options and SARs that were granted to Messrs. Cleveland, Nemeth, Rodino, Ellis and Boone in 2017 vest pro-rata over four years, commencing on January 17, 2018, and expire after nine years. Unvested options and SARs are subject to forfeiture if the NEO’s employment with the Company is terminated under certain circumstances before the options or SARs vest. There were no options and SARS granted to the NEOs in 2018.

		Performance Stock Units
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested (2)
Andy L. Nemeth	2/23/2016	13,200	$390,852
Jeffrey M. Rodino	2/23/2016	13,200	390,852

(1)
Restricted share grants related to PSUs, which were approved by the Board on February 23, 2016 will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period. Unvested PSUs are subject to forfeiture if the NEO’s employment with the Company is voluntarily terminated before the shares vest. See "Supplemental Long-Term Incentive Grant for NEOs" on page 32 for additional details.

(2)	Based on a market price of $29.61 per share which was the NASDAQ Stock Market closing price on December 31, 2018.
Stock Options and Stock Appreciation Rights Exercises and Stock Vested in Fiscal 2018
The following table sets forth information about the value realized by the NEOs on vesting of stock awards and PSUs, and the exercise of stock options and SARS in 2018.

	Stock Options/SARS		Stock Awards / PSUs
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)(2)(3)	Value Realized on Vesting (1)(2)
Todd M. Cleveland	—	—	90,518	$5,392,925
Andy L. Nemeth	—	—	32,797	1,936,193
Jeffrey M. Rodino	—	—	34,607	2,044,034
Kip B. Ellis	—	—	—	—
Joshua A. Boone	—	—	1,125	74,306

(1)
The number of shares acquired on vesting in 2018 related to Time-Based share awards was 12,930 shares for Mr. Cleveland, 2,327 shares for Mr. Nemeth, 2,586 shares for Mr. Rodino, and 1,125 shares for Mr. Boone. The value realized on vesting for Messrs. Cleveland, Nemeth, Rodino and Boone was based on a market price of $66.05 per share, which was the NASDAQ Stock Market closing price on February 16, 2018, times the total number of shares acquired on vesting.

(2)
The number of shares acquired on vesting in 2018 related to Performance-Contingent share awards was 77,588 shares for Mr. Cleveland, 13,967 shares for Mr. Nemeth and 15,518 shares for Mr. Rodino. The value realized on vesting was based on a market price of $58.50 per share, which was the NASDAQ Stock Market closing price on February 5, 2018 (the date the performance conditions were met), times the total number of shares acquired on vesting.

(3)
The number of shares acquired on vesting in 2018 related to Year 2 of PSU awards was 16,503 shares for Mr. Nemeth and 16,503 shares for Mr. Rodino. The value realized on vesting was based on a market price of $58.50 per share, which was the NASDAQ Stock Market closing price on February 5, 2018 (the date the performance conditions were met), times the total number of shares acquired on vesting.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (1)	Weighted average exercise price of outstanding options and rights	Number of securities remaining for future issuance under equity compensation plans (2)
Equity compensation plans approved by security holders	1,081,416	$49.39	954,812
Equity compensation plans not approved by security holders	—	N/A	—
Total	1,081,416	$49.39	954,812

(1)	The number of securities represented is the amount of shares to be issued upon exercise of outstanding options and SARs as of December 31, 2018.

(2)
Represents the number of net shares available for future awards under the 2009 Omnibus Incentive Plan as of December 31, 2018, and excludes the number of securities to be issued upon exercise of outstanding options and rights.

Non-Qualified Deferred Compensation
The following table sets forth information about the participation of the NEOs in the Executive Retirement Plans and the Non-Qualified Excess Plan, and is set forth in the “Summary Compensation Table” under the caption “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”:

Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of Last FYE (2)
Todd M. Cleveland	—	—	—	—	—
Andy L. Nemeth (3)	—	—	$29,621	—	$239,888
Jeffrey M. Rodino	—	—	—	—	—
Kip B. Ellis	—	—	—	—	—
Joshua A. Boone	—	—	—	—	—

(1)	Represents the interest for the current fiscal year associated with the annuity.

(2)
Represents the present value of an annuity as of December 31, 2018 to be paid at retirement pursuant to the terms of the Executive Retirement Plan agreement. The aggregate balance as of January 1, 2018 was $210,267.

(3)
According to the provisions of the Executive Retirement Plan, payments of the annuity for Mr. Nemeth will commence prior to his eligible retirement age over a 10-year vesting period due to death or disability.

Messrs. Cleveland, Rodino, Ellis and Boone did not participate in the Executive Retirement Plan as no new employees have been invited to participate in the plan since January 1, 2007. See “Executive Retirement Plan and Non-Qualified Excess Plan” summary descriptions on page 33.

Potential Payments Upon Termination or Upon a Change of Control
Executive Employment Agreements
The Company has entered into Employment Agreements (the "Agreements") with Messrs. Cleveland, Nemeth, Rodino, Ellis and Boone, pursuant to which they agreed to serve as executive officers of the Company. The Agreements contain a non-compete clause and certain other stipulations and provide for a severance package that includes twelve (12) months base salary. Under the Agreements, voluntary termination by the NEO or termination by the Company for cause will not result in any obligation of the Company to make payments. Upon termination by the Company without cause (as defined in the Agreement), each NEO would be entitled to: (i) one year of base salary; and (ii) annual non-equity incentive compensation that the NEO would have been entitled to receive at the end of the fiscal year. In addition, if the NEO’s employment is terminated prior to the end of the fiscal year due to death or disability or without cause, any non-equity incentive compensation due to the NEO is to be pro-rated as of the effective date of the termination. The base salary portion would be paid out in equal bi-weekly payments on the regular payroll cycle, and the non-equity incentive compensation would be calculated and paid in accordance with the terms of the applicable plan on a pro-rata basis from the date of termination. Upon termination due to death or disability, the NEO would only receive base salary through the end of the month in which the disability or death occurred.
We believe that the Company should provide reasonable severance benefits to our NEOs and other general employees that are fair and commensurate with their job duties, functions, and responsibilities. We believe it is in the best interest of the Company to obtain a release from employees whose employment is terminated as well as a non-compete agreement from certain employees in the form of an employment agreement. The following table summarizes the employment agreements at December 31, 2018 for our NEOs in the event they are terminated without cause.

Name	Severance Benefits Upon Termination Without Cause (1)	Non-Compete	Confidentiality Agreement
Todd M. Cleveland	12 Months Base Salary / Non-Equity Incentive Compensation	2 Years	Indefinite
Andy L. Nemeth	12 Months Base Salary / Non-Equity Incentive Compensation	2 Years	Indefinite
Jeffrey M. Rodino	12 Months Base Salary / Non-Equity Incentive Compensation	2 Years	Indefinite
Kip B. Ellis	12 Months Base Salary / Non-Equity Incentive Compensation	2 Years	Indefinite
Joshua A. Boone	12 Months Base Salary / Non-Equity Incentive Compensation	2 Years	Indefinite
(1) Employee is required to sign a mutual release of claims in a form satisfactory to the Company
Executive Equity Compensation Agreements
In addition to reasonable severance benefits outlined under the employment agreements discussed above, the Company has entered into certain long-term equity compensation agreements with its executive officers, of which the awards under those agreements (in the form of restricted stock grants, PSUs, stock options and SARS) are eligible for accelerated vesting under certain circumstances.
Restricted stock grants: time-based and performance-based share awards/PSUs
With respect to the time-based share awards granted under the 2009 Omnibus Plan (the "Plan"), in the event of a termination of employment by the Company without cause, upon a change of control, or termination due to death or disability, all unvested time-based stock awards would become fully vested.
With respect to the performance-based share awards granted under the Plan, in the event of a termination of employment by the Company without cause or a termination due to death or disability before the performance period ending date, the number of performance-based shares shall continue to vest subject to the achievement of certain pre-established performance criteria for such awards with the performance period ending with the date as stated in the applicable award agreement. In the event of a change of control, all unvested performance-based shares would become fully vested as of the effective date of the change of control based on the assumption that the targeted amount of EBITDA performance as stated in the award agreements has been achieved.
Stock options and SARS
With respect to stock options and SARS granted under the Plan, in the event the NEO ceases to be an employee of the Company, no further vesting will occur from and after the date of termination except in the event of a termination of employment by the Company without cause, in which case both stock options and SARS would become fully vested and exercisable as to any shares that have not otherwise vested as of the effective time of termination of employment.
In addition, if the NEO has performed at least five years of continuous service following the grant date and following grantee's termination of service for any reason, the stock options and SARS will terminate and lapse on the expiration date. If the NEO has performed less than five years of continuous service following the grant date and following the termination of service, any unvested portion of the stock options and SARS will be immediately canceled and forfeited for no consideration and any vested portion of the stock options or SARS will terminate and lapse as follows: (i) in the event of termination of service of any reason, other than death, disability, retirement or cause, the stock options and SARS shall lapse on the earlier of the last day of the 90-day period on the date of service termination or the expiration date; or (ii) in the event of termination due to death or disability or retirement, the stock options and SARS shall lapse on the earlier of the last day of the one-year period beginning on the date of termination of service or the expiration date. In the event of a termination of service for cause, the stock options and SARS will lapse immediately upon the effective date of the termination of service.
In the event of a change of control, the stock options and SARS will become fully vested and canceled in exchange for a lump sum payment from the Company in an amount equal to the excess of the then fair market value of the Company’s common stock with respect to any shares remaining subject to purchase as established in the change of control event over the option or SARS exercise price for the remaining shares, if the Company’s Board determines that the Company is unable to cause adequate provision to be made to allow the holder to continue to benefit.
Based on the employment and compensation arrangements in effect as of December 31, 2018 and assuming a hypothetical termination date of December 31, 2018, including the price of the Company’s common stock on that date, the benefits upon termination without cause or upon a change of control, and termination due to death or disability for our NEOs would have been as follows in the table below.

Name / Benefit	Termination Without Cause	Change of Control	Termination Due to Death or Disability
Todd M. Cleveland
Base salary	$700,000	$700,000	—
Acceleration of long-term incentives (1)	5,209,851	5,209,851	$5,209,851
Acceleration of long-term performance stock units (2)	—	—	—
Acceleration of stock options/SARs exercise (3)	—	—	—
Annual non-equity incentive bonus (4)	1,980,000	1,980,000	1,980,000
Total benefits	$7,889,851	$7,889,851	$7,189,851
Andy L. Nemeth
Base salary	$475,000	$475,000	—
Acceleration of long-term incentives (1)	2,410,520	2,410,520	$2,410,520
Acceleration of long-term performance stock units (2)	390,852	390,852	390,852
Acceleration of stock options/SARs exercise (3)	—	—	—
Annual non-equity incentive bonus (4)	871,875	871,875	871,875
Total benefits (5)	$4,148,247	$4,148,247	$3,673,247
Jeffrey M. Rodino
Base salary	$400,000	$400,000	—
Acceleration of long-term incentives (1)	1,507,179	1,507,179	$1,507,179
Acceleration of long-term performance stock units (2)	390,852	390,852	390,852
Acceleration of stock options/SARs exercise (3)	—	—	—
Annual non-equity incentive bonus (4)	630,000	630,000	630,000
Total benefits	$2,928,031	$2,928,031	$2,528,031
Kip B. Ellis
Base salary	$400,000	$400,000	—
Acceleration of long-term incentives (1)	839,444	839,444	$839,444
Acceleration of long-term performance stock units (2)	—	—	—
Acceleration of stock options/SARs exercise (3)	—	—	—
Annual non-equity incentive bonus (4)	528,750	528,750	528,750
Total benefits	$1,768,194	$1,768,194	$1,368,194
Joshua A. Boone
Base salary	$335,000	$335,000	—
Acceleration of long-term incentives (1)	548,643	548,643	$548,643
Acceleration of long-term performance stock units (2)	—	—	—
Acceleration of stock options/SARs exercise (3)	—	—	—
Annual non-equity incentive bonus (4)	393,625	393,625	393,625
Total benefits	$1,277,268	$1,277,268	$942,268

(1)
Represents the market value of both unearned time-based and performance-based shares or units of restricted stock that have not vested based on a market price of $29.61 per share, which was the NASDAQ Stock Market closing price on December 31, 2018. Termination without cause or due to death or disability includes the right for the performance-based shares to continue to vest after termination subject to meeting certain pre-established performance criteria for such awards. Amount in table assumes the maximum performance metric of the performance award has been achieved. Upon a change of control, the performance-based shares fully vest as of the effective date of the change of control.

(2)
Represents the market value of unearned PSUs that have not vested based on a market price of $29.61 per share, which was the NASDAQ Stock Market closing price on December 31, 2018. Unvested PSUs are subject to forfeiture if the NEO’s employment with the Company is terminated under certain circumstances before the PSUs vest. Amount in table assumes the target performance threshold under the PSU award has been achieved. See “Supplemental Long-Term Incentive Grant for NEOs” on page 32.

(3) Represents the market value of unexercisable stock options and SARs that have not vested based on the difference between the market price of $29.61 per share, which was the NASDAQ Stock Market closing price on December 31, 2018, and the option or SARs exercise price. Based on the hypothetical termination date of December 31, 2018, the exercise price for each of the options and SARs granted in 2016 and 2017 exceeded the NASDAQ Stock Market closing price on December 31, 2018, and therefore, the acceleration of benefits upon termination without cause or upon a change of control, and termination due to death or disability for each of the NEOs had no equivalent monetary value.

(4)
Represents the short-term non-equity incentive award earned in 2018, and approved by the Compensation Committee, based on the achievement of both pre-determined Company performance targets and individual performance targets for 2018. See "Summary Compensation Table" on pages 33 to 35.

(5)
Non-qualified deferred compensation balances are not included in the above table for Mr. Nemeth. See page 41 for additional information regarding Mr. Nemeth's deferred compensation balances under the Executive Retirement Plans and the Non-Qualified Excess Plan.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee:
Walter E. Wells (Chairman)
John A. Forbes
Michael A. Kitson
M. Scott Welch

RELATED PARTY TRANSACTIONS
In 2018, the Company entered into transactions with companies affiliated with two of our independent Board members:

•
Purchased approximately $1.1 million of corrugated packaging materials from Welch Packaging Group (“Welch”), an independently owned company established by M. Scott Welch, who also serves as the President and CEO of Welch; and

•	Sold approximately $0.6 million of RV component products to DNA Enterprises, Inc. (“DNA”). Walter E. Wells’ son serves as the President of DNA.

Review, Approval or Ratification of Transactions with Related Persons
We have no formal policy related to the approval of related party transactions. However, the Company undergoes specific procedures when evaluating related party transactions. A related party transaction is generally reported to the Chief Executive Officer or Chief Financial Officer, who assists in gathering the relevant information about the transaction and presents the information to the Board or one of its Committees. The Board then approves, ratifies, or rejects the transaction. The related party transactions with companies affiliated with two of the Company’s board members described above were approved by the Board consistent with these procedures.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2018 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker, or other nominee. Upon written or oral request to Joshua A. Boone-Secretary, we will provide a separate copy of the Annual Report for the year ended December 31, 2018 or Notice of Annual Meeting and Proxy Statement.

OTHER MATTERS
A copy of our Annual Report on Form 10-K for the year ended December 31, 2018, excluding certain of the exhibits thereto, may be obtained without charge by writing to Joshua A. Boone-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.
The Board knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.
Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,
/s/ Joshua A. Boone
Joshua A. Boone Secretary
April 19, 2019

PATRICK INDUSTRIES, INC.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 14, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E71054-P20027

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PATRICK INDUSTRIES, INC.

	For All	Withhold All	For All Except
1. To elect nine directors to the Board of Directors to serve until the 2020 Annual Meeting of Shareholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joseph M. Cerulli
02) Todd M. Cleveland
03) John A. Forbes
04) Michael A. Kitson
05) Pamela R. Klyn
06) Derrick B. Mayes
07) Andy L. Nemeth
08) Denis G. Suggs
09) M. Scott Welch

The Board of Directors recommends you vote FOR proposals 2 and 3, and 1 YEAR for proposal 4.

	1 Year	2 Years	3 Years	Abstain
4. To recommend, in an advisory and non-binding vote, the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E71055-P20027

PATRICK INDUSTRIES, INC.

PATRICK INDUSTRIES, INC.
Annual Meeting of Shareholders
May 15, 2019 10:00 AM (EDT)
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Todd M. Cleveland and Andy L. Nemeth, or either of them, as the undersigned's proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the undersigned's Common Stock in PATRICK INDUSTRIES, INC. at the Annual Meeting of Shareholders to be held at 10:00 AM (EDT) on Wednesday, May 15, 2019, at The Studio-Patrick Design Center, 420 Roske Drive, Elkhart, Indiana 46516, and at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If this proxy is properly executed but no such directions are made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side